Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

MASTER CLINICAL TRIAL COLLABORATION AGREEMENT

This Master Clinical Trial Collaboration Agreement (the “Agreement”) is made and entered into as of as of the date signed by the last Party to sign below (the “Effective Date”) by and between BioAtla, Inc., headquartered at 11085 Torreyana Road, San Diego, California 92121 (the “Company”), and Bristol-Myers Squibb Company, headquartered at 430 E. 29th Street, 14FL, New York, New York. 10016 (“BMS”). The Company and BMS may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

WHEREAS, the Company is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

WHEREAS, the Company and BMS desire to collaborate on clinical trials of separate combination therapies using two (2) of the Company’s Conditionally Active Biologic Antibody Drug Conjugates known as BA3011 and BA3021, each in combination with BMS’ PD-1 antagonist known as nivolumab.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows.

Article 1

Definitions

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

“Adverse Event” (“AE”), “Serious Adverse Event” (“SAE”), and “Serious Adverse Drug Reaction” (“SADR”) shall have the meanings provided to such terms in the International Conference on Harmonization (“ICH”) guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

“Affiliates” means, with respect to a Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this section, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group otherwise has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

“Aggregate Safety Information” means, with respect to a Party’s Compound, the (a) Safety Information resulting from the Combined Therapy Study, plus (b) the Safety Information from all other clinical trials of such Compounds, whether alone or in combination with another pharmaceutical agent that necessitate amendments to the protocols or informed consent forms for such trials that are required to be implemented by Regulatory Authorities, or are implemented by the applicable Party, in each case where, because of their severity, frequency or lack of reversibility, the other Party reasonably needs to know such Safety Information in order to ensure patient safety and prevent unreasonable risks in the conduct of the Combined Therapy Study (or that is otherwise included in the investigator’s brochures for a Compound). Aggregate Safety Information shall be provided by a Party to the other Party in the same format as is contained in the investigator’s brochures prepared by such Party for its Compound in each country where a Combined Therapy Study will be conducted.

“Agilent” means Agilent Technologies Denmark ApS (successor to Dako Denmark A/S).

“Agreement” has the meaning set forth in the preamble to this Agreement, as may be amended by the Parties from time to time in accordance with its terms.

“Applicable Law” means all applicable laws, rules and regulations (whether supranational, federal, state or local) that may be in effect from time to time and applicable to conduct under this Agreement, including (a) current Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and Good Manufacturing Practices (GMP) ), (b) applicable data protection and patient privacy laws and requirements (including those specified in the EU General Data Protection Regulation and the regulations issued under HIPAA), (c) export control and economic sanctions regulations that prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals, (d) anti‑bribery and anti‑corruption laws pertaining to interactions with government agents, officials, representatives and third parties (including the United States Foreign Corrupt Practices Act), (e) laws and regulations governing payments to healthcare providers, (f) laws and requirements governing ineligibility to participate in federal, state or other healthcare programs (including debarment under 21 USC § 335a, disqualification under 21 CFR § 312.70 or § 812.119, sanctions by a Federal Health Care Program (as defined in 42 USC § 1320a‑7b(f)), including the federal Medicare or a state Medicaid program), and (g) successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

“Arbitration Matter” means any disputed matter that relates to or arises out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement; provided that such disputed matter has been considered, but not resolved, by the Executive Officers as set forth in Section 12.3. For clarity, no Publication Dispute, or any matter requiring mutual agreement of both Parties shall be an Arbitration Matter.

“Bioanalysis Plan” means the bioanalysis plan for any Samples as may be contemplated by the Combined Therapy Study Protocol or another subsequent written agreement between the Parties, as described in Section 7.8.

“Biomarker Testing” means [***].

“BMS” has the meaning set forth in the preamble to this Agreement.

“BMS Compound” means nivolumab. For avoidance of doubt, BMS Compound shall not include any biosimilar version of nivolumab (i.e., that is not proprietary to BMS or its Affiliates).

“BMS Indemnitees” has the meaning set forth in Section 10.2.

“BMS Independent Patent Rights” means any Patent Rights Controlled by BMS (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement that Cover the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of the BMS Compound and/or PD-L1 Expression Testing relating to use and administration of the BMS Compound.

“BMS Regulatory Documentation” means Regulatory Documentation (as defined below) relating to the BMS Compound.

“BMS Study Data” has the meaning set forth in Section 7.2.

“BMS Study Invention” means any Invention to the extent specifically relating to the BMS Compound (including compositions of matter or formulations of the BMS Compound and methods of use or manufacture of the BMS Compound as a monotherapy) and [***].

“BMS Study Patents” means any Patent Rights to the extent claiming any BMS Study Invention (and not claiming a Company Study Invention or Combined Therapy Invention).

“BMS Technology” means all Technology Controlled by BMS (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement related to the BMS Compound or the Combined Therapy and necessary for the conduct of a Combined Therapy Study. For clarity, BMS Technology includes the Technology for PD-L1 Expression Testing relating to use and administration of the BMS Compound but otherwise does not include (a) Inventions, (b) Study Data or (c) Combined Therapy Study Regulatory Documentation.

“Bona Fide Collaborator” means a Third Party engaged in a bona fide contractual licensing arrangement with a Party for a use or practice directly relating to one or more specific compounds or products that (a) are owned or controlled by such Party or such Third Party and (b) are the subject of a research, development or commercialization collaboration (as opposed to a license for a royalty or other consideration not involving a collaboration or a license to a service provider) between such Party and such Third Party.

“Breaching Party” shall have the meaning set forth in Section 11.2(a).

“Business Day” means a day other than Saturday, Sunday or any day on which both Parties conduct regular business operations at their respective headquarters.

“Change of Control” means , with respect to a Party (including any direct or indirect holding entity which directly or indirectly owns or otherwise controls at least fifty percent (50%) of the combined voting power of such Party (a “Parent Corporation”)), (a) a merger or consolidation of such Party or Parent Corporation with a Third Party which results in the voting securities of such Party or Parent Corporation outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of such Party’s or Parent Corporation’s outstanding securities (other than through issuances by such Party or Parent Corporation of securities of such Party or Parent Corporation in a bona fide financing transaction or series of related bona fide financing transactions), or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s or Parent Corporation’s assets or all or substantially all of such Party’s or Parent Corporation’s business to which this Agreement relates.

“Clinical Hold” means that (a) the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy or such Party’s Compound in the United States or (b) a Regulatory Authority other than the FDA has issued an equivalent order to that set forth in (a) in any other country or group of countries.

“Clinical Obligations Schedule” means, for each Combined Therapy Study, the schedule incorporated within the Study Plan for such Combined Therapy Study setting forth the obligations of the Parties with respect to particular activities or obligations in connection with the conduct of the applicable Combined Therapy Study.

“Combined Therapy” means a therapy using either of the Company Compounds in combination with the BMS Compound, and, as applicable, an Other Therapy, in concomitant or sequenced combination or comparator use as individual formulations with or without another agent.

“Combined Therapy IND” has the meaning set forth in Section 2.1(f).

“Combined Therapy Invention” means any Invention that is not a BMS Study Invention or Company Study Invention.

“Combined Therapy Patent” means Patent Rights to the extent claiming any Combined Therapy Invention.

“Combined Therapy Study Data” has the meaning set forth in Section 7.2.

“Combined Therapy Study” or “Study” has the meaning set forth in Section 2.1(a).

“Combined Therapy Study Regulatory Documentation” means any Regulatory Documentation to be submitted for the conduct of the Combined Therapy Study, but excluding (a) any Regulatory Documentation that is Company Technology and (b) any Regulatory Documentation that is BMS Technology.

“Commercially Reasonable Efforts” means the level of effort and resources normally devoted by a Party to conduct a clinical trial for a biopharmaceutical product or compound that is owned by it or to which it has rights, which is of similar market potential, profit potential or strategic value and at a similar stage in its development or product life based on conditions then prevailing.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Compound(s)” means BA3011, a Conditional Active Biologic (CAB) Antibody Drug Conjugate (ADC) targeted against tumors positive for the AXL receptor tyrosine kinase, and BA3021, a CAB ADC targeted for Receptor tyrosine kinase-like Orphan Receptor 2 (ROR2) positive tumors.

“Company Independent Patent Rights” means any Patent Rights Controlled by the Company (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement that Cover the use (whether alone or in combination with other agents), manufacture, formulation, or composition of matter of either or both of the Company Compounds and/or Biomarker Testing relating to use and administration of Company Compounds.

“Company Indemnitees” has the meaning set forth in Section 10.1.

“Company Regulatory Documentation” has the meaning set forth in Section 2.1(h).

“Company Study Data” has the meaning set forth in Section 7.2.

“Company Study Invention” means any Invention to the extent specifically relating to either or both of the Company Compounds (including compositions of matter or formulations of the Company Compounds and methods of use or manufacture of the Company Compounds as a monotherapy) and [***].

“Company Study Patents” means any Patent Rights to the extent claiming any Company Study Invention (and not claiming a BMS Study Invention or Combined Therapy Invention).

“Company Technology” means all Technology Controlled by the Company (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement related to either or both of the Company Compounds or the Combined Therapy and necessary for the conduct of the Combined Therapy Study. For clarity, Company Technology includes the Technology for Biomarker Testing relating to use and administration of Company Compounds but otherwise does not include (a) Inventions, (b) Study Data or (c) Combined Therapy Study Regulatory Documentation.

“Compound” means, as applicable, (a) with respect to BMS, the BMS Compound and (b) with respect to the Company, the Company Compounds.

“Confidential Information” has the meaning set forth in Section 8.1.

“Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Cover” means, with respect to a valid Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention described in such Patent would infringe a claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a claim in such patent application if it were to issue as a patent. “Covered” or “Covering” shall have correlative meanings.

“CRO” means a contract research organization selected in accordance with Section 2.1(c) by the Sponsoring Party to perform all or part of the activities necessary to conduct a Combined Therapy Study.

“CRO/Study Site List” shall have the meaning set forth in Section 2.1(c).

“Cure Period” shall have the meaning set forth in Section 11.2(a).

“Dispute” shall have the meaning set forth in Section 12.3(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Executive Officers” means the Chief Executive Officer of the Company and the Senior Vice President of Oncology Development of BMS, or their respective designees.

“FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.

“GAAP” means generally accepted accounting principles in the United States.

“Global Safety Database” means the database containing Serious Adverse Events, Serious Adverse Drug Reactions and pregnancy reports for the Combined Therapy, which database shall be the authoritative data source for regulatory reporting and responding to regulatory queries.

“Good Clinical Practices” or “GCP” means, as to the United States and the European Union, applicable good clinical practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States or the European Union.

“Good Laboratory Practices” or “GLP” means, as to the United States and the European Union, applicable good laboratory practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices as then in effect in the United States or the European Union.

“Good Manufacturing Practices” or “GMP” means, as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

“Himalaya Therapeutics SECZ Territory” means [***]; it being understood and agreed that Company shall be entitled from time to time to notify BMS in writing that one or more of the countries and territories [***] as part of the Territory, and for elimination from the Himalaya Therapeutics SECZ Territory.

“HIPAA” means, collectively, the United States Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as amended from time to time

“ICF” shall have the meaning set forth in Section 2.1(d).

“IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States, (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union, and (c) all supplements and amendments to any of the foregoing.

“Indemnify” shall have the meaning set forth in Section 10.1.

“Infringement” shall have the meaning set forth in Section 5.3(a).

“Initial Study” shall have the meaning set forth in Section 2.1(a).

“Initiation” means the dosing of the first patient in a Combined Therapy Study.

“Invention” means any invention made or conceived by or on behalf of a Party, or by or on behalf of the Parties together (including by a Third Party in the performance of the Combined Therapy Study), in the performance of the Combined Therapy Study, Statistical Analysis Plan or Bioanalysis Plan to be conducted under this Agreement.

“IRB” means an appropriately constituted group that has been formally designated to review and monitor a Combine Therapy Study that has the authority to approve, disapprove, or require modifications to the Protocol for such Combined Therapy Study.

“Losses” shall have the meaning set forth in Section 10.1.

“Manufacture” or “Manufacturing” means manufacturing, processing, formulating, packaging, labeling, holding (including storage), and quality control testing of a Compound or the Combined Therapy, in each case so as to be suitable for use in the Combined Therapy Study under Applicable Law.

“Material Safety Issue” means a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon (a) pre‑clinical safety data, including data from animal toxicology studies or (b) the observation of serious adverse effects in humans after the Company Compounds or the BMS Compound, either as a single agent or in combination with another pharmaceutical agent (including as the Combined Therapy), has been administered to or taken by humans (including during the Combined Therapy Study).

“Non-Breaching Party” shall have the meaning set forth in Section 11.1(a).

“Non-Prosecuting Party” shall have the meaning set forth in Section 5.1(c)(ii).

“Officials” shall have the meaning set forth in Section 9.9.

“Ono” means Ono Pharmaceutical Co. Ltd.

“Ono-BMS Agreement” means those certain Collaboration Agreements between BMS and Ono dated as of September 20, 2011 and as of July 23, 2014, as amended from time to time, and agreements between Ono and BMS and their Affiliates relating thereto that may be in effect from time to time.

“Ono Territory” means [***].

“Operational Matters” shall have the meaning set forth in Section 2.6(c).

“Other Party” means, with respect to a Combined Therapy Study, the Party that is not the Sponsoring Party for such Combined Therapy Study.

“Other Therapy” means any pharmaceutical compound or therapeutic agent or therapy that is not the Company Compounds or the BMS Compound, where such pharmaceutical compound or therapeutic agent or therapy is specified in the Protocol for a Combined Therapy Study (as may be approved from time to time by both Parties in accordance with Section 2.1), and such Combined Therapy Study and applicable Combined Therapy includes the use of such other therapeutic agent or therapy in combination with the use of the Company Compounds and BMS Compound.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Patent Rights” and “Patent” means any and all (a) United States or foreign patents, (b) United States or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) United States or foreign patents-of-addition, reissues, reexaminations (including without limitation, ex parte reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations) and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions, or the equivalents thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

“Payment” shall have the meaning set forth in Section 9.9.

“PD-L1 Expression Testing” means [***].

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Personal Data” means any information relating to an identified or identifiable natural person.

“Pharmacovigilance Agreement” shall have the meaning set forth in Section 2.2.

“POTV” shall have the meaning set forth in Section 8.6.

“Prosecuting Party” shall have the meaning set forth in Section 5.1(c).

“Protocol” shall have the meaning set forth in Section 2.1(b).

“Publication Dispute” shall have the meaning set forth in Section 8.5(b).

“Quarter” means a calendar quarter.

“Regulatory Approval” shall mean any and all approvals (including supplements, amendments, variations, label expansion, indication extensions, pre- and post-approvals, NDA or BLA approvals, and their foreign equivalents such as MAA approvals), licenses, registrations or authorizations (including marketing and labelling authorizations) of any national, supra-national (e.g., the European Union), regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercial manufacture, commercial use, or sale of a product in a given jurisdiction.

“Regulatory Authority” means the FDA or any other governmental authority outside the United States (whether national, federal, provincial and/or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union.

“Regulatory Documentation” means, with respect to the applicable Compound, submissions to Regulatory Authorities in connection with the development of such Compound, including INDs and amendments thereto, applications for Regulatory Approval and amendments thereto, drug master files, correspondence with Regulatory Authorities, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with applicable supporting documents (including documents with respect to clinical data). Definition excludes materials related to the commercial manufacture, commercial use, or sale of a product in a given jurisdiction.

“Results” shall have the meaning set forth in Section 8.5(b).

“Right of Cross-Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound (and, in the case of the Other Party, the Right to Cross-Reference the Combined Therapy IND to the extent expressly permitted by this Agreement), only to the extent necessary for the conduct of the Combined Therapy Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and, except as to information contained in the Combined Therapy IND pertaining to the Combined Therapy, without the disclosure of information contained in a Party’s Regulatory Documentation to the other Party.

“Samples” means biological specimens collected from Combined Therapy Study subjects (including fresh and/or archived tumor samples, serum, peripheral blood mononuclear cells, plasma and whole blood for RNA and DNA sample isolation).

“Safety Information” means all serious and unexpected suspected adverse reactions (SUSARs), Serious Adverse Events, Serious Adverse Drug Reactions, and other clinically relevant adverse events, safety and toxicity findings, in each case, with respect to a Compound (whether administered alone or in combination with other pharmaceutical agents).

“Safety Issue” means any information suggesting an emerging safety concern or possible change in the risk-benefit balance for the Other Party’s Compound, including information on a possible causal relationship between an Adverse Event and a drug, the relationship being unknown or incompletely documented previously.

“Site Agreement” shall have the meaning set forth in Section 2.1(d).

“Sponsor-Funded Study” shall have the meaning set forth in Section 2.1(a).

“Sponsoring Party” means, for each Combined Therapy Study, the sponsor of such Combined Therapy Study as the term “sponsor” is defined in 21 CFR. 312.3(b) or any applicable comparable regulation issued by a Regulatory Authority outside the United States. The Sponsoring Party for each such Combined Therapy Study shall be set forth in the Study Plan for such Combined Therapy Study.

“Statistical Analysis Plan” means the agreed-upon set of analyses of the Study Data for each Combined Therapy Study conducted hereunder and shall include all analyses of the Combined Therapy in such Combined Therapy Study as specified in the Protocol. The Statistical Analysis Plan shall be set forth in a Statistical Analysis Plan document in accordance with Section 2.1(b).

“Study” has the meaning set forth in the definition of Combined Therapy Study.

“Study Costs” shall have the meaning set forth in Section 6.2.

“Study Data” shall have the meaning set forth in Section 7.1.

“Study Plan” means, for each Combined Therapy Study, the plan substantially in the form of Exhibit C that is completed and entered into by the Parties for such Combined Therapy Study as further described in Section 2.1(a).

“Study Site” means any of the clinical trial sites used for the Combined Therapy Study.

“Sunshine Laws” shall have the meaning set forth in Section 8.6.

“Supply and Quality Documentation” shall have the meaning set forth in Section 4.3.

“Technology” means information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed, materials, data and results, including Regulatory Documentation.

“Template Substantive Changes” means such changes to a document which (a) impose a new obligation, whether direct, indirect or contingent, upon the Other Party, (b) confer a benefit upon Sponsoring Party that is not also conferred upon the Other Party, (c) relate to use of Samples other than for the Biomarker Testing, if any and the PD-L1 Expression Testing, or (d) relate to the information to be disclosed in the ICF or under the Site Agreement regarding the Other Party’s Compound.

“Territory” means worldwide, excluding the Ono Territory and the Himalaya Therapeutics SECZ Territory.

“Term” shall have the meaning set forth in Section 11.1.

“Third Party” means any Person or entity other than the Company and BMS and their respective Affiliates.

“Third Party Claim” shall have the meaning set forth in Section 10.1.

“Third Party License Payments” means any payments (e.g., upfront payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the applicable Party, to the extent that such rights are necessary for the making, using or importing of a Party’s Compound for the conduct of the Combined Therapy Study or for the conduct of the Combined Therapy Study.

“Trial Master File” means the official auditable file of study Essential Documents and Relevant Communications maintained by the Sponsor and its delegates (e.g., Contract Research Organizations (CROs) and vendors) that facilitates the conduct and management of the clinical trial and allows evaluation of the integrity of the study record and compliance with Good Clinical Practice (GCP).

Article 2

Conduct of Combined Therapy Study
2.1
General
(a)
Overview. BMS and the Company shall collaborate under the terms and conditions of this Agreement to conduct one or more clinical studies of the Combined Therapy in subjects with certain tumor types as described in the applicable Protocol and conducted subject to and in accordance with the terms and conditions of the Agreement (each such clinical study being a “Combined Therapy Study” or “Study”). As of the Effective Date, and subject to the Parties’ agreement on Study Plans with respect to each Combined Therapy Study as described herein, the Parties agree to conduct [***] described in Exhibit A (the “Initial Studies”). For each Combined Therapy Study that the Parties desire to conduct under this Agreement, including the Initial Studies, the Parties shall establish and approve in writing a written plan (including a Protocol summary, whether such Combined Therapy Study is a Jointly-Funded Study or to be funded solely by the Sponsoring Party (a “Sponsor-Funded Study”), the identity of the Sponsoring Party, the Clinical Obligations Schedule, a draft Bioanalysis Plan, and preliminary CRO/Study Site List for the Combined Therapy Study) in a form substantially similar to that set forth in Exhibit C (each such plan signed by both Parties, a “Study Plan,” as further described in this Article 2). Each Study Plan shall be sequentially numbered, signed by such person as a Party may authorize, and upon being fully signed shall be incorporated into and made a part of this Agreement and shall be deemed to be included in Exhibit C as an attachment to this Agreement. Each Combined Therapy Study shall be conducted in accordance with the applicable Protocol for such Combined Therapy Study (including any Protocol amendment agreed to by the Parties)

with the Sponsoring Party being solely responsible for overseeing Sponsor-Funded Studies. The Party listed as the Sponsoring Party for a particular activity in a Clinical Obligations Schedule shall be responsible for such activity. For clarity, the Party designated as the Sponsoring Party for obtaining all approvals and clearances (including regulatory and IRB approvals and customs clearances) for the conduct of the applicable Combined Therapy Study shall have the responsibility for doing so. The terms and conditions of this Agreement apply to each Combined Therapy Study conducted pursuant to this Agreement. Accordingly, in each provision of this Agreement where there is reference to “the Combined Therapy Study”, such provision shall apply to each and every Combined Therapy Study undertaken by the Parties pursuant to this Agreement. Any changes to the Study Plan shall be made by a written amendment to the Study Plan signed by such person as a Party may authorize.
(b)
Protocol; Statistical Analysis Plan. Each Combined Therapy Study shall be conducted in accordance with a protocol (including the corresponding protocol synopsis) (the “Protocol”) to be mutually agreed upon by the Parties. The Study Plan for a Combined Therapy Study shall include an initial summary of the Protocol, and the Protocol shall be based upon such summary. The Parties will also agree prior to the Initiation of the Combined Therapy Study on the statistical analysis section of the Protocol for the Combined Therapy Study. The number of patients to be included in the Combined Therapy Study and Sample requirements will be set forth in the Protocol. The Sponsoring Party shall notify the Other Party of any proposed amendments to the Protocol, including any changes in the dosage or dosage regimen for the BMS Compound, or the Company Compound, amendments that have an impact on patient safety, any changes to the study design, collection of patient samples or indications to be explored, and shall consider and discuss in good faith all comments, and suggestions provided by the Other Party before initiating any such amendment. The Statistical Analysis Plan document for the Combined Therapy Study will be agreed to by the Parties upon finalization of the template CRF. Any amendment to the Protocol or the Statistical Analysis Plan must be agreed to in writing by both Parties.
(c)
Study Site and CRO Selection. The Study Sites, CROs and other contractors or vendors that may be used by the Sponsoring Party to conduct the Combined Therapy Study shall be selected by the Sponsoring Party from the list of such Study Sites, CROs and other contractors and vendors as agreed to by the Parties in advance as set forth in this Section 2.1(c) (such list being the “CRO/Study Site List”). The Study Plan for a Combined Therapy Study shall include a preliminary CRO/Study Site List for the applicable Combined Therapy Study. The Sponsoring Party may modify the CRO/Study Site List during the Combined Therapy Study; provided, however, that any changes to the CRO/Study Site List for a Jointly-Funded Study will require [***]. The Sponsoring Party shall have the authority to select the final Study Sites, CROs and contractor/vendors from the CRO/Study Site List based on its feasibility analysis, provided that the CRO/Study Site List shall only include study sites located in the territories listed on Schedule 2.1(c).
(d)
ICF, Case Report Forms and Site Agreement Templates. BMS and the Company will create agreed upon templates for the informed consent form (“ICF”), the case report form (“CRF”), and the Study Site agreement (“Site Agreement”) for each Combined Therapy Study. The Sponsoring Party shall have the authority to modify the template ICF, the template CRF and template Site Agreement based on its negotiations with Study Sites unless such modification includes a Template Substantive Changes, in which case written approval by the Other Party[***], shall be required. Notwithstanding any modification of the ICF, the Sponsoring Party shall ensure that in all cases the ICF includes: (i) disclosure of the risks and discomforts associated with Compounds of the Other Party that is substantially similar to those identified in the safety information made available by the Other Party, and (ii) consent from the Combined Therapy Study patients to collect and use the Samples for research and development of the BMS Compound, the Company Compound and the Combined Therapy, and to perform Biomarker Testing and PD-L1 Expression Testing, and (iii) that the patient waives any rights he or she may have to such Samples after collection.
(e)
CRO Agreements. The Sponsoring Party will be responsible for drafting, negotiating and entering into agreements and any amendments thereto with any CROs used for the conduct of a Combined Therapy Study (each being a “CRO Agreement”). The Sponsoring Party shall provide the Other Party with a copy of each executed CRO Agreement and any amendments thereto. Except as the Parties otherwise agree in writing, each CRO Agreement:

(i)
shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the Sponsoring Party’s ability to fully perform all of its obligations under this Agreement or the Other Party’s rights under this Agreement (including the Other Party’s rights with respect to the Study Data and Patents claiming Inventions from the work conducted by the CRO under the CRO Agreement);
(ii)
shall not adversely affect the Technology or Compound of the Other Party (i.e., the BMS Technology or BMS Compound, or as the case may be, the Company Technology or Company Compound) or impose a new obligation, whether direct, indirect or contingent, upon the Other Party;
(iii)
shall not limit the Other Party’s rights with respect to the use of Samples in accordance with the applicable approved ICFs;
(iv)
and (iv) shall not confer a benefit upon the Sponsoring Party that is not also conferred upon the Other Party.
(f)
IND. The Sponsoring Party (as specified in the Study Plan for each Combined Therapy Study) shall hold the IND for such Combined Therapy Study. Each Combined Therapy Study shall be conducted under either an existing BMS IND or Company IND as set forth in the Study Plan or, if required by Regulatory Authorities, a new combination IND (such combination IND being the “Combined Therapy IND”). For the avoidance of doubt, each Party shall be responsible for (i) drafting and updating, as necessary, the investigator’s brochure for its respective Compound (or in the case where a new Combined Therapy investigator’s brochure is required, the Parties shall be jointly responsible for drafting and updating such Combined Therapy investigator’s brochure as necessary), and (ii) filing all necessary Regulatory Documentation to the existing IND for its respective Compound, including, but not limited to, the submission to such existing IND of serious adverse event and adverse drug reaction cases emerging from the Combined Therapy Study.
(g)
Safety Evaluation. Each Party shall provide the following information with respect to its Compound to be used in a Combined Therapy Study: (i) the latest investigator’s brochure and annual updates (with such updates to be provided within five (5) Business Days after being finalized), (ii) list of ongoing clinical studies, (iii) Aggregate Safety Information that emerge from all other clinical trials of the Party’s Compound within five (5) Business Days after general distribution within such Party, (iv) prompt notice of any material safety interactions with any Regulatory Authority and the substance thereof regarding any clinical trials of the Party’s Compound during the term of this Agreement; (v) a summary of all new clinically relevant toxicology study data on the Party’s Compound within five (5) Business Days after generation of such summary within such Party, (vi) safety analyses for the Combined Therapy Study in accordance with the applicable Statistical Analysis Plan, and (vii) such other safety data as set forth in the Pharmacovigilance Agreement. Except as permitted under Section 8.3(g) and Section 8.4, each Party shall use any such information provided by the other Party pursuant to this Section 2.1(g) solely to evaluate the safety of the Combined Therapy and the Compounds for use in the Combined Therapy Study.
(h)
Regulatory Documentation. The Other Party shall jointly review, and provide comments to the Sponsoring Party within five (5) Business Days on all substantive Combined Therapy Study Regulatory Documentation and provide the Sponsoring Party with copies of Regulatory Documentation relating to its own Compound and Technology (“Company Regulatory Documentation” in the case that Company is the Other Party, and “BMS Regulatory Documentation” in the case that BMS is the Other Party), in each case as both Parties agree is necessary or reasonably expected to be necessary, and is requested by the Sponsoring Party, (i) to obtain and maintain the IND for the Combined Therapy Study and prepare and file any Combined Therapy Study Regulatory Documentation in accordance with this Agreement, or (ii) to comply with Applicable Law with regard to the Other Party’s Compound, and the Combined Therapy Study, which may include information regarding the pharmacokinetics, efficacy and safety of the Other Party’s Compound alone or in combination with the Sponsoring Party’s Compound.
(i)
Right of Cross-Reference. Each Party shall provide a Right of Cross-Reference to its existing Regulatory Documentation for its Compound to the extent necessary for the conduct of each particular Combined Therapy Study, provided that, except as provided in Section 3.1 and Section 3.2, such Right of

Cross-Reference shall terminate upon the earlier of the completion or termination of such Combined Therapy Study, and the expiration or termination of this Agreement. If a Combined Therapy Study is terminated for a Material Safety Issue pursuant to Section 11.3, such Right of Cross-Reference shall remain in effect solely to the extent necessary to permit the Company to comply with any outstanding obligations required by a Regulatory Authority or Applicable Law, or as necessary to permit the Sponsoring Party to continue to dose subjects enrolled in the Combined Therapy Study through completion of the Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Laws.

(j) Collaboration Management. Each Party will appoint appropriate staff to act as its Designated Clinical Contact (each, a “Designated Clinical Contact”). The role of the Designated Clinical Contacts is to act as the primary points of contact between the Parties to assure a successful relationship between the Parties. Each Party may change its Designated Clinical Contact from time to time upon written notice to the other Party. Any Designated Clinical Contact may designate a substitute to temporarily perform the functions of such Designated Clinical Contact upon written notice to the other Party’s Designated Clinical Contact. Each Designated Clinical Contact will be charged with creating and maintaining a collaborative work environment. Each Designated Clinical Contact also will:

(i)
provide a point of communication both internally within the Parties’ organizations and between the Parties regarding the Sponsor-Funded Study, including receiving Study Data, and quarterly updates from the Sponsoring Party;
(ii)
coordinate review, and approval if required, of documents to be used for the Jointly-Funded Study and for which agreement of both Parties is required, including the Protocol, the Statistical Analysis Plan, the template ICF, the template CRF, and the template Site Agreement;
(iii)
coordinate the negotiation and execution of additional agreements between the Parties, as required under this Agreement, including the Pharmacovigilance Agreement, the Supply and Quality Documentation, and the Good Clinical Practice Quality Agreement;
(iv)
coordinate the disclosure, review, and comments related to Regulatory Documentation disclosed between the Parties; and communications with Regulatory Authorities as provided herein;
(v)
coordinate the initial disclosure, reporting, and updating of all safety information related to the respective Compounds of each Party, and the Combined Therapy Study, provided that any information disclosed pursuant to the Pharmacovigilance Agreement shall be handled according to the provisions thereof.
2.2
Adverse Event Reporting; Safety Data Exchange. The Parties shall use diligent efforts to define and finalize the processes the Parties shall employ to protect patients and promote their well-being in connection with the use of the Combined Therapy, and to execute a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) within ninety (90) days of the Effective Date, and provided that in all cases the Pharmacovigilance Agreement shall be executed by the Parties prior to the first dosing of the first study patient in any new clinical trial subject to this Agreement. Such Pharmacovigilance Agreement shall (a) provide that the Company shall hold and be responsible for the maintenance of the Global Safety Database for the Company Compounds and that BMS shall hold and be responsible for the maintenance of the Global Safety Database for the BMS Compound, (b) provide that the Sponsoring Party for the applicable Combined Therapy Study shall be responsible for the safety reporting for the applicable Combined Therapy and shall lead all pharmacovigilance activities for the applicable Combined Therapy and (c) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Combined Therapy. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements or Applicable Law, in which case local reporting requirements or Applicable Law shall prevail. In the event of a conflict between the terms this Agreement and the terms of the Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall control to the extent related to pharmacovigilance matters associated with the Combined Therapy Study and the terms of this Agreement control with respect to any other matters. In the event that this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled.

BMS – Adverse Event Reporting Contact
E-mail:	Worldwide.safety@bms.com
Fax:	+1 609 818-3804

2.3
Good Clinical Practice Quality Agreement. If the Parties deem necessary, the Parties shall use diligent efforts to define and finalize clinical quality processes, and to execute a written good clinical practice quality agreement (the “Good Clinical Practice Quality Agreement”) within ninety (90) days after the Effective Date, but in any event prior to the date of the first dosing of the Other Party’s Compound for use in the Combined Therapy Study. The Good Clinical Practice Quality Agreement shall define between the Parties clinical auditing responsibilities, audit activity information sharing, escalation of quality issues and interaction and responsibilities during Regulatory Authority inspection.
2.4
Specific Responsibilities of the Sponsoring Party. The Sponsoring Party for a particular Combined Therapy Study shall be responsible (with respect to such Combined Therapy Study) for:
(a)
drafting the Protocols and Statistical Analysis Plans, and any amendments to each of the foregoing, in consultation with the Other Party, and having primary responsibility for conduct of the Combined Therapy Study and the analysis of the Study Data under the applicable Statistical Analysis Plan. In consultation with the Other Party, in accordance with the terms and conditions of this Agreement;
(b)
negotiating, entering into, and managing contracts for services related to the Combined Therapy Study, including Site Agreements, obtaining IRB approval for site ICFs, obtaining signed ICFs and monitoring plans, and ensuring that any such contracts allow the Other Party to exercise all rights granted under this Agreement, including access to and use of Study Data, and other information and documents (and in no event not less than the same access or use rights as is granted to the Sponsoring Party);
(c)
providing the Other Party, according to the schedule established in the Supply and Quality Documentation, a clinical drug supply forecast for the BMS Compound and the Company Compound that includes strategy for drug supply overages, drug supply quantity and required delivery dates;
(d)
with the cooperation of the Other Party, compiling, amending and filing all necessary Combined Therapy Study Regulatory Documentation with Regulatory Authority(ies); maintaining and acting as the sponsor of record as provided in 21 CFR 312.50 (and applicable comparable regulation issued by a Regulatory Authority outside the United States) with responsibility, subject to delegation to a CRO in accordance with 21 CFR 312.52 (and applicable comparable or any applicable comparable regulation issued by a Regulatory Authority outside the United States), for the Combined Therapy Study; and making all required submissions to Regulatory Authorities related thereto on a timely basis;
(e)
with the cooperation of the Other Party, and subject to the provisions of Section 8.5, listing the Combined Therapy Study trials required to be listed on a public database on www.clinicaltrials.gov or other public registry in any country in which such Combined Therapy Study is being conducted in accordance with Applicable Law and in accordance with each Party’s internal policies relating to clinical trial registration;
(f)
providing the Other Party with reasonable advance notice of scheduled meetings or other substantive out-going or pre-planned non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting or other non-written communication, to the extent that it relates to the Other Party’s Compound (i.e., the Company Compound or BMS Compound, as the case may be), and providing the Other Party with the opportunity to review, provide comments to the Sponsoring Party within five (5) Business Days, and, if inconsistent with the Protocol, approve all substantive submissions and written correspondence with a Regulatory Authority that relates to the Other Party’s Compound; provided that in no event shall the Sponsoring Party or any Affiliate of the Sponsoring Party communicate with any Regulatory Authority solely with respect to the Other Party’s Compound without the prior written consent of the Other Party and provided further that the Other Party shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the Sponsoring Party’s Compound (i.e., the Company Compound or BMS Compound, as the case may be) and the Sponsoring Party shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the Other Party’s Compound;
(g)
providing to the Other Party a written summary of meetings or other substantive non-written communications with a Regulatory Authority within ten (10) Business Days of such meeting or communication, and copies of any official correspondence to or from a Regulatory Authority within three (3) Business Days of receipt or provision, in each case to the extent that it relates to the Other Party’s Compound (or, to the extent the communication would adversely impact the performance of the Combined Therapy Study, the Sponsoring Party’s Compound), and copies of all Combined Therapy Study Regulatory Documentation that relate to the Combined Therapy or the Other Party’s Compound within five (5) Business Days of submission to Regulatory Authorities;
(h)
drafting, and providing to the Other Party for its review, the Protocol, in the event that a new Combined Therapy investigator’s brochure is required by a Regulatory Authority for the Combined Therapy Study, the investigator’s brochure for the Combined Therapy Study, template ICF, template CRF and Statistical Analysis Plan, and any amendments to each of the foregoing;
(i)
coordinating with the Other Party, and providing, 10 days in advance of submission, drafts of submissions to the Combined Therapy IND (with the reporting of Safety Information being subject to the Pharmacovigilance Agreement) (if applicable), and Combined Therapy Study Regulatory Documentation, or portions thereof, that relate to the Other Party’s Compound, and providing the Other Party with the opportunity to review, comment on and (if inconsistent with the Protocol) approve all other substantive written correspondence with a Regulatory Authority relating to the Combined Therapy Study, to the extent such correspondence relates to the Other Party’s Compound, provided that the Other Party shall provide any such comments within five (5) Business Days, and in the event that a Regulatory Authority requests a shorter timeframe for response than outlined herein, the Parties will use all reasonable efforts to meet the deadline;
(j)
managing the operations of the Combined Therapy Study in accordance with the Protocol, including overseeing compliance by any CRO with the terms of the applicable CRO Agreement relating to the Combined Therapy Study;
(k)
providing to the Other Party a list of all proposed clinical trial sites and principal investigator(s) for the Combined Therapy Study for the Other Party’s review and comment, and take into account the Other Party’s experience and comments with regard to sites that have previously conducted studies with the Other Party’s Compound;
(l)
ensuring that all Site Agreements and CRO Agreements comply with Section 2.1(d) and Section 2.1(e), respectively, and (A) contain intellectual property provisions that retain each of the Parties’ respective intellectual property rights in the Company Compound, BMS Compound and Combined Therapy, and (B) allow for the Other Party, as well as the Sponsoring Party, to the extent permitted by Applicable Law, and any Third Party confidentiality restrictions or obligations, to audit the Study Sites for quality assurance, and to inspect and copy all data, documentation and work products relating to the activities performed by the Study Site, including the medical records of any patient participating in the Combined Therapy Study (where such right to inspect and copy all data, documentation and work products of a Study Site shall survive the termination or expiration of the applicable CRO Agreement or Site Agreement);

(m)
providing the Other Party with access to the Trial Master File for the for the Combined Therapy Study;
(n)
providing the Other Party with: (i) an opportunity to participate in discussions with any and all external drug safety monitoring boards for the Combined Therapy Study, (ii) an opportunity to review and comment on minutes from any and all external drug safety monitoring boards for the Combined Therapy Study prior to their submission, and (iii) a copy of all final minutes from any and all external drug safety monitoring boards for the Combined Therapy Study within five (5) Business Days after receipt by the Sponsoring Party;
(o)
providing the Other Party with updates on the status of the Combined Therapy Study at the Other Party’s reasonable request, including but not limited to information regarding the number and status of study sites, the number of screened subjects (actual to target), the number of randomized subjects (actual to target), the number of dosed, ongoing, discontinued and completed subjects, and any safety updates as contemplated by the Protocol, Section 2.1(d), or routinely performed by a Party in its normal course of trial management and reporting;
(p)
subject to the provisions of Section 2.2, and the Pharmacovigilance Agreement:

(i) owning and maintaining the Global Safety Database, and being responsible for safety reporting to Regulatory Authorities for the Combined Therapy;

(ii) collecting, evaluating and reporting serious adverse events, other Safety Information and any further pharmacovigilance information from the Combined Therapy Study;

(iii) sending any communications (including investigator notification letters) to Study Sites (including IRBs) regarding Safety Information for the Combined Therapy Study

(iv) on a semi-annual basis, providing tables, figures, and listings of the aggregated data related to the safety of the Other Party’s Compound, as determined by the relevant treating clinical investigator(s), and generated by the Sponsoring Party in its updates of the investigator’s brochure; and

(v) providing the Other Party with the opportunity to participate in and comment on such pharmacovigilance activities;

(q) analyzing the Study Data in a timely fashion, and providing the Other Party with access to the Study Data from the applicable Combined Therapy Study as follows:

(i) pursuant to a timetable determined by the Parties, sharing with the Other Party (1) all drafts of any interim report, clinical study report and statistical analysis (in accordance with the Statistical Analysis Plan) from the Combined Therapy Study for review and comment, (2) any final interim report, final clinical study report and final statistical analysis (in accordance with the Statistical Analysis Plan) from the Combined Therapy Study, (3) biomarker analysis data sets (vendor reports or internal analysis reports), such as exploratory measures from exploratory analysis, and (4) the raw Study Data in electronic or other mutually agreed format (with each Party having the right to review any analyses conducted on the Study Data by the other Party for consistency with its analyses);

(ii) provide to the Other Party within thirty (30) Business Days after database lock, a copy of the statistical output data described in the Statistical Analysis Plan in the clinical trial databases that will be used for an interim review by an external consultant (or drug safety monitoring board, if required), with such consultant and the timing for such interim review to be agreed upon by the Parties;

(iii) within ten (10) Business Days after database lock, a copy of all Safety Information that will be used for an interim review by an external consultant (or drug safety monitoring board, if required), with such consultant and the timing for such interim review to be agreed upon by the Parties;

(iv) within ten (10) Business Days after database lock, access to final CRFs or patient profiles for all patients in the Combined Therapy Study;

(v) periodically during the conduct of the Combined Therapy Study (and within thirty (30) calendar days after the creation of a clean database), copies of the Form 1572s, financial disclosures and other relevant documents required to meet regulatory requirements related to the Combined Therapy Study (including without limitation any data or documents that may be required to provide Aggregate Safety Information to a Regulatory Authority with respect to the Other Party’s Compound); and

(vi) subject to Articles 7 and 8 and any third party requirements, providing the Other Party with any SAS codes to be used for the Statistical Analysis Plan for the Combined Therapy Study.

2.5
Operational Authority of Sponsoring Party Generally. The Sponsoring Party, as designated in the Clinical Obligations Schedule of the Study Plan for each Combined Therapy Study, shall, subject to the terms of the Protocol, and the terms and conditions of this Agreement:
(a)
manage and be primarily responsible for conducting the Combined Therapy Study;
(b)
be responsible for regulatory interactions with respect to the Combined Therapy Study; and
(c)
be responsible for the following matters with respect to the Combined Therapy Study (“Operational Matters”):
(i)
the selection and management of the Study Sites from the CRO/Study Site List (including budget negotiations with vendors, timelines and contingency planning);
(ii)
conducting clinical study start-up activities (including engaging the CRO(s), communicating with and obtaining approval from IRB(s), and/or ethics committees, as applicable, and drafting the template ICF and CRF for the Combined Therapy Study);
(iii)
subject recruitment and retention activities;
(iv)
ongoing site monitoring and quality assurance audits;
(v)
subject to the terms of the Pharmacovigilance Agreement, management of safety reporting by contract research organizations and clinical Study Sites;
(vi)
ongoing medical monitoring;
(vii)
management, monitoring and audits of CRO(s) in connection with each CRO Agreement , and
(viii)
inquiries from clinical study subjects.
(d)
The Sponsoring Party of a Combined Therapy Study, shall provide the Other Party with access to the Study Data in accordance with the terms and conditions of this Agreement, and shall provide monthly updates regarding the progress of the Combined Therapy Study to the Other Party.

2.7 Other Clinical Trials. Nothing in this Agreement shall preclude either Party from conducting any other clinical trials as it may determine in its discretion, so long as it does not use or rely on the Confidential Information that is solely owned by the other Party in doing so.

2.8 Subsequent Studies. The Parties shall sign the Study Plan for the Initial Study concurrently with the execution of this Agreement. Should additional clinical studies to evaluate the combination of either of the Company Compounds with the BMS Compound (“Subsequent Studies”) be of interest to either Party during the term, the Parties will discuss such studies in good faith. If a Subsequent Study is of mutual interest to both Parties, such Subsequent Study collaboration would be subject to a new Study Plan that is agreed to and executed by both Parties.

Article 3
License Grants

3.1
Grants by BMS
(a)
BMS hereby grants, and shall cause its Affiliates to grant, to the Company and the Company’s Affiliates a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Territory under the BMS Independent Patent Rights, BMS Technology and BMS Regulatory Documentation to use the BMS Compound in research and development, solely to the extent necessary to conduct the Combined Therapy Study subject to and in accordance with the terms and conditions of this Agreement.
(b)
BMS hereby grants, and shall cause its Affiliates to grant, to the Company and the Company’s Affiliates a non-exclusive, non-transferable, irrevocable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Territory under the BMS Independent Patent Rights, BMS Technology and BMS Regulatory Documentation to seek Regulatory Approval of the Company Compounds solely for use in a Combined Therapy, and, upon any receiving such Regulatory Approval, to market and promote the Company Compounds solely for use in a Combined Therapy in any manner that is consistent with the Regulatory Approval for the Company Compounds. The right granted under this Section 3.1(b) includes a Right of Cross-Reference to the relevant BMS Regulatory Documentation solely to the extent necessary and solely for the purpose of obtaining Regulatory Approval in the Territory for the Company Compounds solely for use in a Combined Therapy based upon a Combined Therapy Study (which right shall survive any expiration or termination of this Agreement). In such case, BMS shall reasonably cooperate with the Company and make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Cross-Reference. For avoidance of doubt, no rights are granted under this Section 3.1(b) for the Ono Territory or Himalaya Therapeutics SECZ Territory and no rights are granted except for use in a Combined Therapy (i.e., use of the Company Compounds in combination with the BMS Compound), with no rights being granted for the use of any other pharmaceutical compound or therapeutic agent other than the Company Compound in combination with the BMS Compound.

3.2
Grants by the Company
(a)
The Company hereby grants, and shall cause its Affiliates to grant, to BMS and BMS’ Affiliates a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Territory under the Company Independent Patent Rights, Company Technology and Company Regulatory Documentation to use the Company Compounds in research and development, solely to the extent necessary to conduct the Combined Therapy Study subject to and in accordance with the terms and conditions of this Agreement.
(b)
The Company hereby grants, and shall cause its Affiliates to grant, to BMS and BMS’ Affiliates a non-exclusive, non-transferrable, irrevocable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Territory under the Company Independent Patent Rights, Company Technology and Company Regulatory Documentation to seek Regulatory Approval of the BMS Compound solely for use in a Combined Therapy, and, upon receiving any such Regulatory Approval, to market and promote the BMS Compound solely for use in a Combined Therapy in any manner that is consistent with the Regulatory Approval for the BMS Compound. The right granted under this Section 3.2(b) includes a Right of Cross-Reference to the relevant Company Regulatory Documentation solely to the extent necessary and solely for the purpose of obtaining Regulatory Approval in the Territory for the BMS Compound

solely for use in a Combined Therapy based upon a Combined Therapy Study (which right shall survive any expiration or termination of this Agreement). In such case, the Company shall reasonably cooperate with BMS and make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Cross-Reference. For avoidance of doubt, no rights are granted under this Section 3.2(b) for the Ono Territory or Himalaya Therapeutics SECZ Territory and no rights are granted except for use in a Combined Therapy (i.e., use of the BMS Compound in combination with either of the Company Compound), with no rights being granted for the use of any other pharmaceutical compound or therapeutic agent other than the BMS Compound in combination with the Company Compounds.
3.3
Sublicensing
(a)
Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 3.1(a) in the case of the Company, or under Section 3.2(a) in the case of BMS, to their respective Affiliates and, if required for a Third Party to perform its duties (to the extent permitted under the terms and conditions of this Agreement), to Third Parties, solely as necessary to assist the sublicensing Party in carrying out its responsibilities with respect to the Combined Therapy Study. Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 3.1(b) in the case of the Company, or under Section 3.2(b) in the case of BMS, to their respective Affiliates and Bona Fide Collaborators. For the avoidance of doubt neither BMS nor any of its Affiliates or sublicensees will have the right to grant Ono any sublicenses, within the Ono Territory, under the licenses granted to it under Section 3.2.
(b)
With regard to any such sublicenses permitted and made under this Agreement, (i) such sublicensees, except Affiliates (so long as they remain Affiliates of a Party), shall be subject to written agreements that bind such sublicensees to obligations that are consistent with a Party’s obligations under this Agreement including, but not limited to, confidentiality and non-use provisions similar to those set forth in this Agreement, and provisions regarding intellectual property that ensure that the Parties will have the rights provided under this Agreement to any intellectual property created by such sublicensee, (ii) each Party shall provide written notice to the other of any such sublicense prior to its execution and shall consider any comments provided by the other Party, and (iii) the licensing Party shall remain liable for all actions of its sublicensees.
3.4
Rights for Combined Therapy Patents. The rights of the Parties with respect to the Combined Therapy Inventions and Combined Therapy Patents are set forth in Section 5.1(c).
3.5
Use of Study Data and Samples. The rights of the Parties with respect to the use and disclosure of the Study Data and the use of Samples are set forth in Article 7.
3.6
No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire, by implication or otherwise, any license or other intellectual property interest in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement, or under any Patent Rights Controlled by the other Party or its Affiliates. Except for the licenses granted by BMS under Section 3.1, or by the Company under Section 3.2, nothing in the Agreement is intended or shall be construed as granting either Party any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale or import the other Party’s Compound.

3.7 Notification. During the period beginning on the Effective Date and ending one hundred eighty (180) days after the date on which the Company provides BMS with the final clinical study report and final statistical analysis (in accordance with the Statistical Analysis Plan) for the Initial Study, [***] notify BMS in writing of the proposed transaction under subsections (a) or (b) of this Section 3.7, including the geographic territory (but excluding the identity of any bidder or any financial provisions proposed) to be covered in the proposed transaction.

Article 4
Manufacture and Supply of Compounds

4.1
Company Compounds
(a)
Manufacture and Supply. The Company shall Manufacture or have Manufactured the Company Compounds and shall supply, or cause to be supplied, the Company Compounds for the conduct of the Combined Therapy Study. The cost of Manufacture and supply of Company Compounds for the Combined Therapy Studies shall be borne solely by the Company. The Company shall bear the risk of loss for the Company Compounds, except that in the case where BMS is the Sponsoring Party, the Company shall bear the risk of loss for the Company Compounds to BMS, or its designee until delivery in accordance with the delivery terms set forth in the applicable Supply and Quality Documentation, and risk of loss for such Company Compounds shall then transfer from the Company to BMS upon such delivery. The Company Compounds shall be Manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the Company Compounds used by the Company for its other clinical trials of the Company Compounds. The Company shall deliver to BMS certificates of analysis, and any other documents specified in the Supply and Quality Documentation, including such documentation as is necessary to allow BMS to compare the certificate of analysis for the Company Compounds to the specifications for the Company Compounds. The Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to the Company Compounds in connection with this Agreement, provided that in any event the Company may utilize its established supply chain for the supply of Company Compounds.
(b)
Use of Company Compound Supplied by the Company to BMS. BMS shall use the Company Compounds supplied to it (i.e., in the case where BMS is the Sponsoring Party for the applicable Combined Therapy Study) solely as necessary for, and in accordance with, this Agreement and the Protocols, and for no other purpose, including without limitation as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Combined Therapy Study. For avoidance of doubt, the Company Compounds provided by the Company under this Agreement shall not be used by or on behalf of BMS or its Affiliates in the Ono Territory. Except as may be required under this Agreement or the Protocol, BMS shall not perform, and shall not allow any Third Parties to perform, any analytical testing of the Company Compounds.
4.2
BMS Compound
(a)
Manufacture and Supply. BMS shall Manufacture or have Manufactured the BMS Compound and supply, or cause to be supplied, the BMS Compound for the conduct of the Combined Therapy Study. The cost of Manufacture and supply of the BMS Compound shall be borne solely by BMS. BMS shall bear the risk of loss for the BMS Compound, except that in the case where the Company is the Sponsoring Party, BMS shall bear the risk of loss for the BMS Compound until delivery to the Company, or its designee, in accordance with the delivery terms set forth in the applicable Supply and Quality Documentation, and risk of loss for such BMS Compound shall then transfer from BMS to the Company upon such delivery. The BMS Compound shall be Manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the BMS Compound used by BMS for its other clinical trials of the BMS Compound. BMS shall deliver to the Company certificates of analysis, and any other documents specified in the Supply and Quality Documentation, including such documentation as is necessary to allow the Company to compare the BMS Compound certificate of analysis to the BMS Compound specifications. The Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to the BMS Compound in connection with this Agreement, provided that in any event BMS may utilize its established supply chain for the supply of BMS Compound.
(b)
Use of BMS Compound Supplied by BMS to the Company. The Company shall use the BMS Compound supplied to it (i.e., in the case where the Company is the Sponsoring Party for the applicable Combined Therapy Study) solely as necessary for, and in accordance with, this Agreement and the Protocols, and for no other purpose, including without limitation as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Combined Therapy Study. For avoidance of doubt, the BMS Compound provided by BMS under this Agreement shall not be used by or on behalf of the Company or its Affiliates in the Ono Territory. Except as may be required under this Agreement or the Protocol, the Company shall not perform, and shall not allow any Third Parties to perform, any analytical testing of the BMS Compound.

4.3
Supply and Quality Documentation. The Other Party shall supply its Compound to the Sponsoring Party in accordance with such supply and quality addenda or agreement(s) as the Parties may agree (the “Supply and Quality Documentation”). The Parties shall finalize and execute the Supply and Quality Documentation in no event later than the date on which the first shipment of the Other Party’s Compound is supplied for use in the Combined Therapy Study. The Supply and Quality Documentation shall outline the additional roles and responsibilities relative to the quality of each Party’s Compound in support of the Combined Therapy Study. It shall include the responsibility for quality elements as well as exchanged GMP documents and certifications required to release the Other Party’s Compound for the Combined Therapy Study. In addition, the Supply and Quality Documentation shall detail the documentation required for each shipment of the Other Party’s Compound supplied.
4.4
Customs Valuation. The Sponsoring Party will provide the Other Party in writing with a list of all countries in which Study Sites conducting a particular Combined Therapy Study are located (with such Study Sites being selected from the CRO/Study Site List for such Combined Therapy Study) prior to start of such Combined Therapy Study. During the conduct of such Combined Therapy Study, the Sponsoring Party will send in writing any changes to the list of Study Site countries to the Other Party one month prior to the end of each Quarter. If no changes are sent to the Other Party by the Sponsoring Party for a particular Quarter, the prior Quarter’s Study Site country list will be used as the basis for customs valuation for that Quarter. The Other Party will provide the Sponsoring Party with its applicable Compound country-specific customs valuations initially prior to start of the applicable Combined Therapy Study. The expiration date(s) of the customs value(s) will be monitored by the Sponsoring Party and the Sponsoring Party will send a request in writing to the Other Party to provide updated customs value(s) and expiration date(s) at least thirty (30) days in advance of any customs value expirations. The Sponsoring Party will use the country-specific customs valuations for the Other Party Compound as provided by the Other Party, for purposes of the import/export process for the Compound to the applicable Study Site countries and not make any change to such valuations without the Other Party’s prior written consent.

Article 5
Patent Prosecution and Enforcement

5.1
Ownership of Inventions and Patent Rights
(a)
Company Study Inventions and Company Study Patents. All Company Study Inventions and Company Study Patents shall be owned solely by the Company, and the Company will have the full right to exploit such Company Study Inventions and Company Study Patents without the consent of, or any obligation to account to, BMS, subject to the terms and conditions of this Agreement. BMS shall assign and hereby assigns all right, title and interest in any Company Study Inventions and Company Study Patents to the Company. Any assignments necessary to accomplish the foregoing are hereby made, and BMS shall execute such further documents and provide other assistance as may be reasonably requested by the Company to perfect the Company’s rights in such Company Study Inventions and Company Study Patents, all at the Company’s expense. The Company shall have the right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Company Study Patents at its own expense.
(b)
BMS Study Inventions and BMS Study Patents. All BMS Study Inventions and BMS Study Patents shall be owned solely by BMS, and BMS will have the full right to exploit such BMS Study Inventions and BMS Study Patents without the consent of, or any obligation to account to, the Company, subject to the terms and conditions of this Agreement. The Company shall assign and hereby assigns all right, title and interest in any BMS Study Inventions and BMS Study Patents to BMS. Any assignments necessary to accomplish the foregoing are hereby made, and the Company shall execute such further documents and provide other assistance as may be reasonably requested by BMS to perfect BMS’ rights in such BMS Study Inventions and BMS Study Patents, all at BMS’ expense. BMS shall have the right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any BMS Study Patents at its own expense.
(c)
Combined Therapy Inventions and Combined Therapy Patents

(i) All Combined Therapy Study Inventions and Combined Therapy Patents shall be jointly owned by the Parties according to the laws of the United States, and either Party shall have the right to freely exploit and practice all rights under the Combined Therapy Inventions and Combined Therapy Patents without benefit, accounting or obligation to, or consent required from, the other Party, provided that such right shall be subject to the restrictions on disclosure of Combined Therapy Study Data as set forth in Articles 7 and 8.

(ii) The Parties shall determine which Party, using outside counsel acceptable to both Parties, shall be responsible for preparing and prosecuting Patent applications and maintaining Patents that are Combined Therapy Patents. The Party drafting and prosecuting any Combined Therapy Patent (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) advised as to all material developments and all steps to be taken with respect thereto, and shall furnish the Non-Prosecuting Party with copies of applications for such Patents, amendments thereto and other related correspondence to and from Patent offices, and permit the Non-Prosecuting Party a reasonable opportunity to review and offer comments. The Non-Prosecuting Party shall reasonably assist and cooperate in obtaining, prosecuting and maintaining the Combined Therapy Patents. Notwithstanding the foregoing, the Prosecuting Party shall not take any position in a submission to a Patent office that interprets the scope of a Patent or Patent application of the Non-Prosecuting Party without the prior written consent of such Non-Prosecuting Party. The Prosecuting Party shall be reimbursed for any costs and expenses incurred in prosecuting Combined Therapy Patents and the subsequent maintenance of Combined Therapy Patents by the Non-Prosecuting Party such that BMS shall be responsible for fifty percent (50%) of such costs and the Company shall be responsible for fifty percent (50%) of such costs. In case one of the two Parties decides not to file or maintain a Combined Therapy Patent or patent application in a given country, the other Party shall have the right to file or maintain such patent application in such country in its own name and at its own expense. In this case, the Party who decides not to file or maintain a joint application shall promptly assign its rights to the Combined Therapy Patent in said country to the Party who wishes to file or maintain said patent application, unless such Party agrees to reimburse the other Party for its share of the costs of prosecution and maintenance of such Combined Therapy Patent or Combined Therapy Patent application in such country. The Party who does not wish to file or maintain a patent application in any country shall assist in the timely provision of all documents required under national provisions to register said assignment of rights with the corresponding national authorities at the sole expenses of the Party who wishes to file or maintain such patent application in that given country.

5.2 Disclosure and Assignment of Inventions. Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Inventions, prior to any public disclosure or filing of Patent applications thereon and allowing sufficient time for comment by the other Party. In addition, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership provided for in Section 5.1(a), in the case of a Company

Study Invention, in Section 5.1(b) in the case of a BMS Study Invention, or joint ownership provided for in Section 5.1(c) in the case of a Combined Therapy Study Invention.

5.3
Infringement of Patent Rights by Third Parties

(a) Notice. Each Party shall promptly notify the other Party in writing of any known, alleged or threatened infringement or misappropriation by a Third Party of Combined Therapy Patents or any other Patents or intellectual property of either Party material to the Combined Therapy Patents, as well as any declaratory judgment or similar actions alleging the invalidity, unenforceability or non-infringement of Patents on any Combined Therapy Inventions, of which such Party becomes aware (such infringement or action being an “Infringement”).

(b) Infringement of Company Study Patents. For all Infringement of Company Study Patents anywhere in the world, the Company shall have the exclusive right to prosecute such Infringement as it may determine in its sole and absolute discretion, and the Company shall bear all related expenses and retain all related recoveries. BMS shall reasonably cooperate with the Company or its designee (to the extent BMS has relevant information arising out of this Agreement), at the Company’s request and expense, in any such action.

(c) Infringement of BMS Study Patents. For all Infringement of BMS Study Patents anywhere in the world, BMS shall have the exclusive right to prosecute such Infringement as it may determine in its sole and absolute discretion, and BMS shall bear all related expenses and retain all related recoveries. The Company shall reasonably cooperate with BMS or its designee (to the extent that the Company has relevant information arising out of this Agreement), at BMS’ request and expense, in any such action.

(d) Infringement of Combined Therapy Patents

(i) The Company shall have the first right to initiate legal action to enforce all Combined Therapy Patents against Infringement by any Third Party that is manufacturing, developing, marketing, or seeking to market the Company Compounds, or any biosimilar version thereof, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event such course of action includes litigation, BMS may choose, at its own expense, to be represented in such action by counsel of its own choice. If BMS is required as a necessary party to such action, each Party shall pay its respective expenses associated therewith.

(ii) BMS shall have the first right to initiate legal action to enforce all Combined Therapy Patents against Infringement by any Third Party that is manufacturing, developing, marketing, or seeking to market BMS Compound or any biosimilar version thereof, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event such course of action includes litigation, the Company may choose, at its own expense, to be represented in such action by counsel of its own choice. If the Company is required as a necessary party to such action, each Party shall pay its respective expenses associated therewith.

(iii) If a Third Party is Infringing any Combined Therapy Patents in a manner other than as set forth above in or Section 5.3(d)(i), and Section 5.3(d)(ii) (i.e., not involving the Company Compounds or any generic or biosimilar version thereof, or BMS Compound or any generic or biosimilar version thereof), then the Parties shall discuss in good faith whether to bring an enforcement action to seek the removal or prevention of such Infringement and damages therefor and, if so, which Party shall bring such action. If the Parties agree to bring such action:

(1)
each Party shall keep the other Party reasonably informed as to any legal or commercial courses of action it pursues pursuant to this subsection
(2)
each Party shall be responsible for fifty percent (50%) of the total costs and expenses incurred by both Parties in such litigation; and
(iv)
Regardless of which Party brings an enforcement action pursuant to this Section 0, the other Party hereby agrees to cooperate reasonably in any such action.

(iv) If either Party recovers monetary damages from any Third Party in an action approved by the Parties, and brought under this Section 5.3(d), such recovery shall be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation pro rata in accordance with the aggregate amounts spent by both Parties, and any remaining amounts shall be split fifty percent (50%) to the Company and fifty percent (50%) to BMS, unless the Parties agree in writing to a different allocation. In connection with any proceeding, neither Party shall enter into any settlement without the prior written consent of the other Party.

5.4
Infringement of Third Party Rights
(a)
Notice. If the activities relating to the Combined Therapy Study become the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim.
(b)
Defense. If both Parties are charged with infringement as described in Section 5.4(a), the Parties shall defend such claim jointly, unless they agree otherwise. If only one Party is charged with such infringement, such Party will have the first right but not the obligation to defend such claim. If the charged Party does not commence actions to defend such claim within thirty (30) calendar days after being notified of such claim, then the other Party shall have the right, but not the obligation, to defend any such claim. In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim and shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider comments by the non-defending Party in good faith. The Party defending the claim shall bear the cost and expenses of the defense of any such Third Party infringement claim and shall have sole rights to any recovery. If the Parties jointly defend the claim, the Company shall bear fifty percent (50%), and BMS shall bear fifty percent (50%) of any costs and expenses of the defense of any such Third Party infringement claim; provided that, notwithstanding the foregoing, if the claim relates solely to one Party’s Compound, such Party will bear one hundred percent (100%) of the costs and expenses of the defense of such claim and shall have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim. Neither Party shall enter into any settlement concerning activities under this Agreement, or the Combined Therapy that affects the other Party’s rights or interests under this Agreement or that imposes any obligations on the other Party, including any admissions of wrongdoing, without such other Party’s prior written consent, not to be unreasonably withheld or delayed.

5.5 Combined Therapy Study Regulatory Documentation. Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, the Company and BMS shall jointly own all right, title and interest in and to the Combined Therapy Study Regulatory Documentation; provided that BMS shall retain sole and exclusive ownership of any BMS Regulatory Documentation provided to the Company under this Agreement that is contained or referenced in the Combined Therapy Study Regulatory Documentation and that the Company shall retain sole and exclusive ownership of any Company Regulatory Documentation that is contained or referenced in the Combined Therapy Study Regulatory Documentation. This Section 5.5 is without limitation of any other disclosure obligations under the Pharmacovigilance Agreement or this Agreement.

Article 6
Costs and Expenses

6.1
Responsibility. With respect to each Sponsor-Funded Study, the Sponsoring Party will bear all out-of-pocket Study Costs as described in Section 6.2 below for the conduct of a Sponsor-Funded Study, and each Party will bear its own FTE Costs in supporting such Sponsor-Funded Study.

6.2 Study Costs. For purposes of this Agreement, “Study Costs” means (a) the FTE Cost for the Sponsoring Party FTEs directly supporting a Combined Therapy Study where the Sponsoring Party does not engage a CRO for the conduct of such Combined Therapy Study, and (ii) the out-of-pocket costs reasonably incurred by each Party to Third Party clinical trial sites, CROs and other contractors and vendors for the conduct of the

Combined Therapy Study (including out-of-pocket costs for sourcing any Other Therapy used in the Combined Therapy Study, project management, document management, monitoring and site management, specimen management, laboratory, imaging, investigator grants, site costs, Compound labeling and storage, electronic data capture (EDC), interactive voice response system (IVRS), cost of comparator drugs (as applicable in accordance with the applicable Protocol), consultants, contractors for the testing and screening of patients and lab costs). Study Costs shall also include the out-of-pocket costs of the PD-L1 Expression Testing (and any exploratory biomarker analysis to be conducted by BMS as specified in the Bioanalysis Plan), and the out-of-pocket costs of the Biomarker Testing (and any exploratory biomarker analysis to be conducted by the Company as specified in the Bioanalysis Plan).

6.3 Payments to Third Parties. For avoidance of doubt, Study Costs will not include Third Party License Payments by a Party or Third Party Claims. Also, for clarity, expenses incurred as described in Article 4 (regarding Manufacturing and supply) and Article 5 (regarding Patents) shall be borne or shared by the Parties as provided in such Articles, and not included in the Study Costs. Except as mutually agreed by the Parties, each Party shall be solely responsible for all of its own internal costs incurred by such Party or any of its Affiliates in connection with the conduct of the Combined Therapy Study.

Article 7
Records and Study Data

7.1
Records. Each Party shall maintain complete and accurate records of all work conducted with respect to the Combined Therapy Study and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or provided to either Party, or by the Parties together, in the course of such Party(ies)’ efforts with respect to the Combined Therapy Study (including the Statistical Analysis Plan and any Bioanalysis Plan to be conducted pursuant to this Agreement) (such Combined Therapy results, information, data, data analyses, reports, CRFs, adverse event reports, trial records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, developments, and the Combined Therapy Study protocol, all as and to the extent developed or used in connection with Combination Therapy, referred to as the “Study Data”). Such records shall fully and properly reflect all work done and results achieved in the performance of the Combined Therapy Study in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.
7.2
Ownership of Study Data. BMS shall own the Study Data to the extent that it relates solely to the BMS Compound (“BMS Study Data”), and the Company shall own the Study Data to the extent that it relates solely to the Company Compounds (“Company Study Data”). Subject to the restrictions on use and disclosure as set forth in this Agreement, both Parties shall jointly own any Study Data that is not BMS Study Data or Company Study Data (such jointly owned Study Data being the “Combined Therapy Study Data”). Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Study Data as is necessary to fully effect the foregoing, and agrees to execute all instruments as may be reasonably necessary to effect same.
7.3
Use of a Party’s Own Study Data. BMS may use, analyze and disclose to Third Parties the BMS Study Data for any purpose without obligation or accounting to the Company. The Company may use, analyze and disclose to Third Parties the Company Study Data for any purpose without obligation or accounting to BMS.
7.4
Use of Combined Therapy Study Data by BMS
(a)
Subject to the restrictions on disclosure of the Combined Therapy Study Data to Third Parties as set forth below in this Section 7.4, BMS shall have the right to use and analyze the Combined Therapy Study Data for any purpose.
(b)
The Combined Therapy Study Data shall not be disclosed to Third Parties by BMS except as follows (and otherwise as expressly permitted under the Agreement):

(i)
BMS may disclose the Combined Therapy Study Data to a Bona Fide Collaborator, solely for purposes of the development, regulatory approval and commercialization of the one or more compounds or products that are the subject of the bona fide contractual licensing arrangement with such Bona Fide Collaborator; provided such Bona Fide Collaborator shall be subject to the same restrictions on use and disclosure of such Combined Therapy Study Data as BMS under this Agreement; and provided further that disclosure of such Combined Therapy Study Data does not grant to such Bona Fide Collaborator any intellectual property rights in and to the Company Technology, Company Inventions, Company Study Data or the Company Compounds or any Right of Cross-Reference to Company Regulatory Documentation.
(ii)
BMS may disclose the Combined Therapy Study Data to its contractors under confidentiality obligations similar to BMS’ obligations under the Agreement, solely for purposes and to the extent required for such contractors to provide services for BMS for the development, regulatory approval and/or commercialization of the BMS Compound.
(iii)
BMS may disclose the Combined Therapy Study Data (1) to Regulatory Authorities in connection with regulatory filings, (y) to investigators as necessary in connection with the Combined Therapy Study (provided that BMS shall provide the Company with at least five (5) Business Days’ notice prior to any such disclosure) or (2) as may be required by Applicable Law.
(iv)
To the extent that the Combined Therapy Study Data includes Safety Information and BMS needs to disclose to Third Parties such Safety Information of the Combined Therapy in its studies of the BMS Compound with other Conditionally Active Biologic Antibody Drug Conjugates (CAB ADC) in order to ensure patient safety, BMS may disclose such Safety Information. For clarity, BMS shall not disclose Safety Information related solely to one or both of the Company Compounds.
(v)
BMS may use and disclose to a Third Party the Combined Therapy Study Data, under obligations of confidentiality consistent with this Agreement, to the extent such Third Party is developing or commercializing a biomarker or diagnostic test for use with its Compound or the Combined Therapy as but only to the extent either (A) as monotherapy (without use or reference to any other pharmaceutical compound or therapeutic agent) or (B) as part of Combined Therapy under this Agreement.
(vi)
Filing or prosecuting Patent Rights for Inventions.
7.5
Use of Combined Therapy Study Data by the Company

(a) Subject to the restrictions on disclosure of the Combined Therapy Study Data to Third Parties as set forth below in this Section 7.5, the Company shall have the right to use and analyze the Combined Therapy Study Data for any purpose.

(b) The Combined Therapy Study Data shall not be disclosed to Third Parties by the Company except as follows (and otherwise as expressly permitted under the Agreement).

(i) The Company may disclose the Combined Therapy Study Data to a Bona Fide Collaborator solely for purposes of the development, regulatory approval and commercialization of the one or more compounds or products that are the subject of the bona fide contractual licensing arrangement with such Bona Fide Collaborator; provided such Bona Fide Collaborator shall be subject to the same restrictions on use and disclosure of such Combined Therapy Study Data as BMS under this Agreement; and provided further that disclosure of such Combined Therapy Study Data does not grant to such Bona Fide Collaborator any intellectual property rights in and to the BMS Technology, BMS Inventions, BMS Study Data or the BMS Compound or any Right of Cross-Reference to BMS Regulatory Documentation.

(ii) The Company may disclose the Combined Therapy Study Data to its contractors under confidentiality obligations similar to the Company’s obligations under the Agreement, solely for purposes and to the extent required for such contractors to provide services for the Company for the development, regulatory approval and/or commercialization of the Company Compounds.

(iii) The Company may disclose the Combined Therapy Study Data (1) to Regulatory Authorities in connection with regulatory filings, (2) to investigators as necessary in connection with the Combined Therapy Study (provided that the Company shall provide BMS with at least five (5) Business Days’ notice prior to any such disclosure) and/or (3) as may be required by Applicable Law.

(iv)
To the extent that the Combined Therapy Study Data includes Safety Information and the Company needs to disclose to Third Parties such Safety Information of the Combined Therapy in its studies of the Company Compounds with other PD-1 antagonists in order to ensure patient safety, the Company may disclose such Safety Information solely for such purposes. For clarity, the Company shall not disclose Safety Information related solely to the BMS Compound.
(v)
The Company may use and disclose to a Third Party the Combined Therapy Study Data, under obligations of confidentiality consistent with this Agreement, to the extent such Third Party is developing or commercializing a biomarker or diagnostic test for use with its Compound and/or the Combined Therapy as but only to the extent either (i) as monotherapy (without use or reference to any other pharmaceutical compound or therapeutic agent) or (ii) as part of Combined Therapy under this Agreement.
(vi)
Filing or prosecuting Patent Rights for Inventions.

7.6 No Other Uses. All other uses of Study Data are limited solely to those permitted by this Agreement, and neither Party may use Study Data for any other purpose without the consent of the other Party during and after the Term.

7.7 Access to Study Data. In accordance with the terms and conditions of this Agreement and the Pharmacovigilance Agreement, the Other Party shall have access to all Study Data (including the results of the PD-L1 Expression Testing of Samples and Biomarker Testing of Samples (including de-identified patient records)) in a timely manner in accordance with Section 2.5.

7.8
Samples
(a)
Samples collected from Combined Therapy Study subjects shall be jointly owned by the Parties (to the extent not owned by the patient and/or the clinical trial site). Any such Samples shall be collected in accordance with the applicable Protocol and ICFs. Except as set forth in a Bioanalysis Plan, including PD-L1 Expression Testing and Biomarker Testing, neither Party shall be permitted to use the Samples for any purpose without the prior written consent of the other Party, which consent shall not be unreasonably withheld if such use is related to the Combined Therapy (with the terms of such use to be set forth in a written agreement between the Parties setting forth the Samples to be used, and any appropriate terms or restrictions on such use).
(b)
Subject to Article 5 and Article 7, any data and Inventions (and Patent Rights claiming such Inventions) arising out of the permitted testing of the Samples shall be owned by the Party conducting such testing, provided that to the extent that any such data or Inventions (and Patent Rights claiming such Inventions) relates solely to the Combined Therapy (or biomarkers solely for use solely with the Combined Therapy), such data or Inventions (and Patent Rights claiming such Inventions) shall be considered Combined Therapy Study Data or Combined Therapy Inventions (and Combined Therapy Patents), as the case may be.
(c)
The Parties will jointly decide on the future selection of the repository for the Samples. If the Party holding the Samples determines that it no longer has a use for the Samples and the other Party determines that it does, then the Samples shall, subject to Applicable Law and the terms of the signed ICFs, be transferred to the other Party and may be used solely thereafter by the other Party. If neither Party has any further use for the Samples, then the remaining Samples will be destroyed pursuant to the respective Party’s standard operating procedures for sample retention and destruction, subject to the terms of and permission(s) granted in the ICFs signed by the subjects contributing the Samples in the Combined Therapy Study.

7.9 NDAs and BLAs and Foreign Equivalents. Notwithstanding either Party’s ownership of (i) a Combined Therapy IND as set forth in Section 2.1(g) or (ii) Regulatory Documentation associated with a Combined

Therapy IND, unless otherwise agreed by the Parties and reflected in writing, and pursuant to a regulatory submission strategy:

(a) The Parties (including their respective Affiliates and licensees), after top line results are provided per Section 2.4(q), will enter into good faith discussions to determine a regulatory submission strategy agreeable to both Parties for the applicable Combined Therapy indication. [***].

(b) The sponsor of record in the case of mutual agreement, or the Filing Party in the case where agreement is not reached, shall prepare all Regulatory Documentation for any new or supplemental BLA or NDA and its foreign equivalent to be filed for a Combined Therapy arising from a Combined Therapy Trial in the applicable jurisdiction outside the United States. The sponsor of record in the case of mutual agreement, or the Filing Party in the case where agreement is not reached, shall have primary responsibility, and shall have the first right but not the obligation, to file and maintain (directly or through its designee) any new or supplemental BLA or NDA and its foreign equivalent to be filed for a Combined Therapy arising from a Combined Therapy Trial for each Regulatory Authority (i.e., for each country or region) in the applicable jurisdiction outside the United States; provided that the other Party (x) shall have the right to review and comment on all such Regulatory Documentation prior to such filing, as well as communications with Regulatory Authorities, (y) shall receive a complete, final copy of such Regulatory Documentation prior to such filing, and (z) shall have the right but not the obligation to file all such Regulatory Documentation on its own behalf concurrently or at any time thereafter.

(c) For clarity, in the case of mutual agreement or in the case where agreement is not reached, each Party agrees to: (a) provide to the Filing Party prompt, reasonable consultation and assistance with the preparation, filing and submission of Regulatory Documentation with the Regulatory Authorities both in the United States and outside the United States; and (b) complete all document requests by the Filing Party reasonably required for such Regulatory Documentation, consistent with the Parties’ obligations under Sections 2.1(h), within a reasonable time period.

Article 8
Confidentiality

8.1
Nondisclosure of Confidential Information. Prior to the Effective Date, the Company and BMS entered into a certain Mutual Confidentiality Agreement dated January 12, 2021, as amended (the “CDA”). Any information previously disclosed by the Parties pursuant to the CDA that is related to or otherwise used in connection with a Combined Therapy Study shall now be Confidential Information for purposes of this Agreement and the Parties shall treat it as such in accordance with the terms hereof, and such information shall be subject to the terms and conditions of this Agreement and shall no longer be subject to the CDA. All written, visual, oral and electronic data, information, know-how or other proprietary information or materials, both technical and non-technical, disclosed by one Party to any other Party pursuant to this Agreement that if in tangible form, is labeled in writing as “proprietary” or “confidential” (or similar reference), or if in oral or visual form, is identified as proprietary or confidential or for internal use only at the time of disclosure or within thirty (30) calendar days thereafter shall be “Confidential Information” of the disclosing Party, and all Study Data and Inventions shall be the Confidential Information of the Party owning such Study Data or Invention (as provided in Section 7.2 with regard to Study Data and Section 5.1 with regard to Inventions). For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, all Company Study Inventions, Company Technology, and Company Regulatory Documentation shall be Confidential Information of the Company and BMS shall be the receiving Party, and all BMS Study Inventions, BMS Technology, and BMS Regulatory Documentation shall be Confidential Information of BMS and the Company shall be the receiving Party. Except to the extent expressly authorized in this Section 8.1 and Sections 8.2, 8.3, 7.4, and 7.5, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information owned solely by the other Party, treat the other Party’s Confidential

Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care, and reproduce the disclosing Party’s Confidential Information solely to the extent necessary to perform the receiving Party’s obligations (or to exercise its rights) under this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information. Notwithstanding anything to the contrary in this Section 8.1, and subject to Sections 7.4, and 7.5, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, consultants, agents or permitted sublicensees for the purpose of fulfilling the receiving Party’s obligations (or exercising its rights) under this Agreement; provided that any such employees, consultants, agents or permitted sublicensees are bound by obligations of confidentiality similar to those set forth in this Agreement, and the receiving Party remains liable for the compliance of such employees, consultants, agents or permitted sublicensees with such obligations.
8.2
Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:
(a)
was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (i) at the time of disclosure by the disclosing Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;
(b)
was generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure or generation and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)
was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or
(e)
was independently discovered or developed by the receiving Party (or its Affiliates) without the use of or reference to the Confidential Information belonging to the disclosing Party.

8.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

(a)
filing or prosecuting Patent Rights with respect to any Inventions;
(b)
prosecuting or defending litigation brought in connection with any Third Party Claim or under the terms of this Agreement;
(c)
complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed;
(d)
disclosure, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, contractors, ethics committees and IRBs, CROs, academic institutions, consultants, agents, investigators, and employees and contractors engaged by Study Sites and investigators involved with the Combined Therapy Study and who have a need to know such information in connection with the proper performance the Combined Therapy Study, each of whom prior to disclosure must be bound in writing by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8, where such period of confidentiality shall last for time period stated in Section 8.1;

(e)
disclosure of the Combined Therapy Study Data, Combined Therapy Inventions and Combined Therapy Patents to Regulatory Authorities in connection with the development of the Combined Therapy, the Company Compounds (in the case of the Company) or the BMS Compound (in the case of BMS);
(f)
disclosure of Combined Therapy Study Data in accordance with Section 7.4 or Section 7.5 (as applicable); and
(g)
disclosure of relevant Safety Information contained within the Combined Therapy Study Data to investigators, institutional review boards and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of either or both of the Company Compounds with respect to the Company, and the BMS Compound with respect to BMS, and (in the event of a Material Safety Issue) to Third Parties that are collaborating with the Company or BMS, respectively in the conduct of such other clinical trials of the Company Compounds or the BMS Compound, in each case solely to the extent necessary for the proper conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b), or Section 8.3(c), it shall give advance notice to such other Party of such impending disclosure and endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment. If a Party intends to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.1(a), it shall give advance notice to such other Party of such intended disclosure, and the Parties shall cooperate with respect to the timing and secure the other Party’s permission to make such disclosure taking into account the non-disclosing Party’s plans for Patent filings on Inventions in accordance with Section 5.1.

8.4 Disclosure to Ono. Notwithstanding any other provision of this Agreement, the Company hereby expressly authorizes BMS to disclose to Ono (a) the existence and terms of this Agreement, the Combined Therapy Study and the Protocols, (b) the BMS Study Data and the Combined Therapy Study Data and (c) any Confidential Information, solely as necessary for BMS to fulfill its obligations to Ono under the Ono-BMS Agreement with respect to the BMS Compound; provided that Ono is subject to written confidentiality obligations at least as restrictive as set forth herein.

8.5
Press Releases and Publications

(a) Except as contemplated by the proviso to the final sentence in this Section 8.5(a), neither Party may issue any external communication, including, without limitation, an initial press release to be issued by the Company, subsequent press releases, Q&As, and the content and wording for of any listing of the Combined Therapy Study required to be listed on a public database or other public registry such as www.clinicaltrials.gov unless agreed to in writing by the other Party If the Parties agree to issue an external communication, the Parties shall also agree to the content and timing of such external communication. Notwithstanding the foregoing, information contained in external communications previously approved by the Parties may be included in subsequent external communications (but not subsequent press releases, which shall be subject to review and approval by the Parties in accordance with this Section 8.5(a)) by either Party without review by, or the necessity to obtain prior approval from, the other Party. For clarity, if either Party terminates this Agreement pursuant to Section 11.3, the Parties shall mutually agree upon any external communication related to such termination, which shall not include the rationale for such termination unless (and to the extent) mutually agreed by the Parties; provided that either Party shall be permitted to publicly disclose information that such Party determines in good faith is necessary to be disclosed to comply with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock may be listed, or pursuant to an order of a court or governmental entity.

(b) The Company and BMS agree to collaborate to publicly disclose, publish or present (i) top-line results from the Combined Therapy Study, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws, and (ii) the conclusions and outcomes (the “Results”) of the Combined Therapy Study at a scientific conference as soon as reasonably practicable the completion of such Combined Therapy Study, subject in the case of (ii) to the following terms and conditions. The Sponsoring Party shall take the lead in drafting the first joint abstract, presentation or publication of the interim (as appropriate) and final Results of any of the Combined Therapy Study. Thereafter, both Parties shall have the right to propose disclosure, publication or presentation of the previously disclosed Results. The Party proposing to disclose, publish or present the Results shall deliver to the other Party a copy of the proposed disclosure or publication at least thirty (30) calendar days before submission to a Third Party, or, in the case of any abstract, poster or presentation at least fifteen (15) calendar days before submission to a Third Party. The reviewing Party shall determine whether any of its Confidential Information that may be contained in such disclosure, publication, abstract, poster or presentation should be modified or deleted, whether to file a patent application on any Company Study Invention (solely with respect to the Company) or BMS Study Invention (solely with respect to BMS) or Combined Therapy Invention disclosed therein. The disclosure, publication or presentation shall be delayed for up to an additional thirty (30) calendar days (i.e., a total of up to sixty (60) calendar days from the initial proposal) if the reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant patent applications. If the reviewing Party reasonably requests modifications to the disclosure, publication, abstract, poster or presentation to prevent the disclosure of a material trade secret or proprietary business information, the publishing Party shall edit such publication to prevent the disclosure of such information prior to submission of the disclosure, publication, abstract, poster or presentation. In the event of a disagreement as to content, timing and/or venue or forum for any disclosure, publication or presentation of the Results, such dispute (a “Publication Dispute”) shall be referred to the Executive Officers (or their respective designees); provided that, in the absence of agreement after such good faith discussions, and upon expiration of the thirty (30) calendar day period (or as applicable up to sixty (60) calendar day period) as outlined above, academic collaborators engaged by the Company in connection with the performance of the Combined Therapy Study may publish Combined Therapy Study Data obtained by such academic collaborator solely to the extent that such ability to publish such Combined Therapy Study Data is set forth in an agreement between the Company and such academic collaborator relating to the conduct of Combined Therapy Study. Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation. The Parties agree that they shall make reasonable efforts to prevent publication of a press release that could jeopardize the future publication of Study Data at a scientific conference or in a scientific journal but in no way will this supersede the requirements of any Applicable Law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed.

8.6 Compliance with Sunshine Laws. For purposes of compliance with reporting obligations under Sunshine Laws, as between the Parties, the applicable Sponsoring Party will report all payments or other transfers of value (“POTV”) made by or on behalf of the Sponsoring Party related to the conduct of the Combined Therapy Study and any applicable associated contractor engagements. Interpretation of the Sunshine Laws for purposes of reporting any POTV shall be in the Sponsoring Party’s sole discretion. The Sponsoring Party will also provide the Other Party with any information reasonably requested by the Other Party for the Other Party to comply with its reporting obligations under Sunshine Laws. For purposes of this Section 8.6, “Sunshine Laws” means Applicable Laws requiring disclosure of POTVs to certain healthcare providers, entities and individuals, including Section 6002 of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.

8.7 Patient Privacy and Data Protection

(a) Each Party shall comply with Applicable Laws relating to patient privacy and data protection. Such compliance includes obtaining, in a manner consistent with Applicable Law, consent from each Study subject to provide such subject’s personally identifiable information to the Study doctor for purposes of the study. Such information will be de-identified in accordance with the Health Insurance Portability and Accountability Act (HIPAA) and local data protection laws and will be used by the Sponsoring Party and its representatives, collaborators (including, as applicable, the Other Party and its Affiliates) and licensees for the purposes of (a) conducting the applicable Combination Therapy Study, and performing the Sample analysis required under the

Bioanalysis Plan, including PD-L1 Expression Testing and Biomarker Testing, if any, (b) conducting research directly related to the health condition under investigation pursuant to the Protocol and related diseases, (c) using the BMS Compound and the Company Compounds in disease therapy or diagnosis, and (d) inspecting records or facilities relevant to the Combination Therapy Study. Each Party agrees that it shall not disclose in any publication, information that would reveal the identity of a subject (such as name, photograph, social security number, telephone number or address), without the written consent of such subject.

(b) Subject to the terms of this Agreement, and prior to the exchange of personal data pursuant to this Agreement, the Company and BMS shall define and finalize the responsibilities of the Parties with respect to the control, processing and transfer of personal data pursuant to this Agreement. These responsibilities shall include mutually acceptable guidelines and procedures for the processing, receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of personal data pursuant to this Agreement. Such agreed procedures shall be consistent with the General Data Protection Regulation (EU) 2016/679. All such agreed responsibilities, guidelines and procedures shall be set forth in a written data processing agreement between the Parties and supported by the appropriate mechanism for the transfer of personal data.

8.8
Destruction of Confidential Information. Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information relating solely to its Compound (but not to the Combined Therapy or the Combined Therapy Study data) in its possession; provided that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes and shall not be required to destroy any off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party.

Article 9
Representations and Warranties

9.1
Authority and Binding Agreement. Each Party represents and warrants to the other Party that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.
9.2
No Conflicts. Each Party represents and warrants to the other Party that, to the best of its knowledge, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. BMS represents and warrants that (a) nothing in this Agreement conflicts with its obligations under the Ono-BMS Agreement, and BMS’ performance of its obligations hereunder will not result in any breach of obligations under the Ono-BMS Agreement, and (b) as of the Effective Date, it is not in breach of any of its obligations under the Ono-BMS Agreement that would (with notice and the passage of time or otherwise) give rise to a termination right under the Ono Agreement. Each Party represents and warrants to the other Party that, to its knowledge as of the Effective Date, the practice of the licenses granted herein do not infringe any Patents of a Third Party.
9.3
Litigation. Each Party represents and warrants to the other Party that, to the best of its knowledge, it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this

Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).
9.4
No Adverse Proceedings. Each Party represents and warrants to the other Party that except as otherwise notified to the other Party in writing as of the Effective Date, there is not pending or, to the knowledge of the Party making the representation and warranty, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.
9.5
Consents. Each Party represents and warrants to the other Party that, to the best of its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons (a) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained (or will have been obtained prior to such execution and delivery) and (b) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.
9.6
No Debarment. Each Party hereby certifies to the other Party that it has not used, and will not knowingly use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under the Combined Therapy Study and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification. Upon request by a Party, the other Party agrees to provide a list of persons used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the five years preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses required by 21 U.S.C. 335a, as amended, to be listed in any application for approval of an abbreviated application for drug approval.
9.7
Compliance with Applicable Law. Each Party represents and warrants to the other Party that it shall comply in all material respects with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by the Regulatory Agencies, as applicable, and the applicable terms of this Agreement, in the performance of its obligations hereunder.
9.8
Affiliates. Each Party represents and warrants to the other Party that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement.
9.9
Ethical Business Practices. Each Party represents and warrants to the other Party that (a) neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement and (b) all activities conducted by, for or on behalf of such Party will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.
9.10
Compound Safety Issues. Each Party represents and warrants to the other Party that, to the best of its knowledge as of the Effective Date, it is not aware of any material safety data relating to its Compound, whether alone or in combination with any other agent, that either has not already been communicated to the other Party or is not reflected in the investigator’s brochure for its Compound existing as of the Effective Date.
9.11
Accounting. Each Party represents and warrants to the other Party that all transactions under the Agreement shall be properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.
9.12
DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 9 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

Article 10
Insurance; Indemnification; Limitation of Liability

10.1
BMS Indemnification. BMS hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) the Company, its Affiliates, and its and their agents, directors, officers, and employees (the “Company Indemnitees”) from and against any and all liabilities, expenses or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from (a) the negligence or intentional misconduct of BMS, any BMS Indemnitee or any sublicensee of BMS conducting activities on behalf of BMS under this Agreement, (b) any breach by BMS of any provision of this Agreement, (c) any injury to a subject in a Combined Therapy Study clinical trial to the extent caused by the development, use or manufacture of the BMS Compound, (d) any injury to a subject in a Combined Therapy Study clinical trial where it ultimately cannot be or is not determined if such injury is the direct result of the BMS Compound on the one hand or the relevant Company Compound on the other hand, provided that, in the case of this clause (d), BMS shall only Indemnify the Company Indemnitees for fifty percent (50%) of any such Loss, or (e) the use by BMS of Study Data or Inventions outside the scope of this Agreement, excluding Third Party Claims that are covered under Section 5.4; but excluding, in each case ((a) through (e)), any such Losses to the extent that the Company is obligated to Indemnify the BMS Indemnitees pursuant to Section 10.2.
10.2
Company Indemnification. The Company hereby agrees to Indemnify BMS, its Affiliates, and its and their agents, directors, officers, and employees (the “BMS Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) the negligence or intentional misconduct of the Company or any Company Indemnitee or any sublicensee of the Company conducting activities on behalf of the Company under this Agreement, (b) any breach by the Company of any provision of this Agreement; (c) any injury to a subject in a Combined Therapy Study clinical trial to the extent caused by the development, use or manufacture of the relevant Company Compound, (d) any injury to a subject in a Combined Therapy Study clinical trial where it ultimately cannot be or is not determined if such injury is the direct result of the relevant Company Compound on the one hand or the BMS Compound on the other hand; provided that, in the case of this clause (d), the Company shall only Indemnify the BMS Indemnitees for fifty percent (50%) of any such Loss, or (e) the use by the Company of Study Data or Inventions outside the scope of this Agreement, excluding Third Party Claims that are covered under Section 5.4; but excluding, in each case ((a) through (e)), any such Losses to the extent BMS is obligated to Indemnify the Company Indemnitees pursuant to Section 10.1.
10.3
Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Indemnifying Party of any Loss of the types set forth in Sections 10.1 and 10.2 within sixty (60) calendar days after the Party seeking indemnification has knowledge of such Loss; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay, (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss, (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss, and (d) not compromising or settling such Loss without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed.
10.4
Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 10.1, 10.2, or 10.3 to any particular Loss, the Parties may conduct separate defenses of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 10.1, 10.2, or 10.3 upon resolution of the underlying claim, notwithstanding the provisions of Section 10.3(b).
10.5
Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance that are consistent with customary practices in the industry in order to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice at least thirty (30) calendar days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder.
10.6
LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE). NOTHING IN THIS SECTION 10.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 10.1 OR 10.1, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

Article 11
Term and Termination

11.1
Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to Sections 11.2(b), 11.2(c), 11.3, or any other termination right expressly provided for elsewhere in this Agreement, shall continue, on a Combined Therapy Study-by-Combined Therapy Study basis, in effect until completion and delivery to both Parties of all case report forms, completion of the Statistical Analysis Plan analyses and all final clinical study reports contemplated by each Combined Therapy Study (the “Term”).
11.2
Termination for Material Breach
(a)
Notice and Cure Period. If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach. The Breaching Party shall have a period of sixty (60) calendar days after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.
(b)
Termination Right. The Non-Breaching Party shall have the right to terminate this Agreement (i) on a Combined Therapy Study-by-Combined Therapy Study basis if such breach is solely related to such Combined Therapy Study or (ii) the Agreement as a whole if (A) the breach applies to all Combined Therapy Studies, (B) any breach of Article 8, in each case upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided that if such breach is capable of cure but cannot be cured within the Cure Period despite the use of diligent efforts, and the Breaching Party notifies the Non-Breaching Party of its intent to cure and commences actions to cure such material breach within the Cure Period and thereafter diligently continues such actions, the Breaching Party shall have an additional thirty (30) calendar days to cure such breach. If a Party contests such termination pursuant to the dispute resolution procedures under Section 12.3, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 12.3, as applicable, resulting in a determination that there has been a material breach that was not cured within the Cure Period (or, if earlier, abandonment of the dispute by such Party).
(c)
Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within sixty (60) calendar days after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.
11.3
Termination Due to Material Safety Issue. Either Party shall have the right to terminate this Agreement as applied to a particular Combined Therapy Study immediately upon written notice if it is necessary to protect the safety, health or welfare of subjects enrolled in such Combined Therapy Study due to the existence of a Material Safety Issue. In the event of a termination due to a Material Safety Issue, prior to the terminating Party providing written notice, the Party’s Executive Officers shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non-terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth in Section 12.3 shall not apply to such dispute and the terminating Party shall have the right to issue such notice and such termination shall take effect without the Parties first following the procedures set forth in Section 12.3. Notwithstanding the foregoing, a complete Clinical Hold (not partial) with respect to either the BMS Compound or both of the Company Compounds at any time after the Effective Date shall be deemed to be sufficient grounds for a Party to terminate this Agreement with respect to a particular Combined Therapy Study immediately pursuant to this Section 11.3. If a partial Clinical Hold with respect to either a BMS Compound or either or both of the Company Compounds should arise at any time after the Effective Date, the Parties will promptly meet and discuss the basis for the partial Clinical Hold, how long the partial Clinical Hold is expected to last and how they might address the issue that caused the partial Clinical Hold; provided that either Party may terminate this Agreement if such Clinical Hold persists for ninety (90) days and such Party concludes that such Clinical Hold will result in material additional costs or material delays in the conduct of the Combination Therapy Study.
11.4
Effect of Termination. Upon expiration or termination of this Agreement (as a whole or with respect to a particular Combined Therapy Study), (a) the licenses granted to each Party to conduct the terminated Combined Therapy Study under Sections 3.1 and 3.2 shall terminate solely with respect to such terminated Combined Therapy Study(ies) (and, for clarity, shall survive with respect to other Combined Therapy Studies), and (b) the Parties shall use reasonable efforts to wind down activities under this Agreement with respect to the terminated Combined Therapy Studies in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that the Sponsoring Party may continue to dose subjects enrolled in the terminated Combined Therapy Study through completion of the Protocol if dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law(s). Any such wind-down activities will include the return or destruction of all of the Other Party’s Compound provided by the Other Party, and not consumed in the applicable Combined Therapy Study. If applicable, upon termination of this Agreement, the Parties shall remain responsible pursuant to the terms of this Agreement for any expenses incurred that are associated with terminating any ongoing clinical trial work and/or result from such ongoing activities under this Agreement solely to the extent such activities are deemed necessary by the Company (after discussion by the Parties) based on reasonable medical judgment to protect the health of subjects participating in each Combined Therapy Study.
11.5
Survival. The following Articles and Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Article 5, Article 6, Article 7, Article 8, Article 9, Article 10, Article 12, Section 11.4, and this Section 11.5.

Article 12
Miscellaneous

12.1
Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to each Combined Therapy Study from the Effective Date forward. This Agreement, including the Exhibits hereto, together with the Protocol, Supply and Quality Documentation and the Pharmacovigilance Agreement, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.
12.2
Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
12.3
Dispute Resolution
(a)
In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), other than [***], the Parties shall refer such Dispute promptly to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such Dispute within ten (10) calendar days after a matter has been presented to them, then upon the request of either Party by written notice, the Parties shall refer such Dispute to the Executive Officers. This Agreement shall remain in effect during the pendency of any such Dispute. In the event that no resolution is made by the Executive Officers in good faith negotiations within thirty (30) calendar days after such referral to them, then, if such Dispute constitutes an Arbitration Matter, such Dispute shall be resolved through arbitration in accordance with the remainder of this Section 12.3; provided that either Party shall have the right to seek an injunction or other equitable relief in accordance with Section 12.4, and with respect to any Publication Dispute, the specific dispute resolution processes contained in Section 8.5(b) will apply.
(b)
If a Dispute that constitutes an Arbitration Matter remains unresolved after escalation to the Executive Officers as described above, either Party may refer the matter to arbitration as described herein. Any arbitration under this Agreement shall be conducted under the auspices of the American Arbitration Association by a panel of three (3) arbitrators pursuant to that organization’s Commercial Arbitration Rules then in effect; provided that the Parties hereby agree that the time schedule for the appointment of arbitrators and the time schedule for submission of the statement of defense shall follow the American Arbitration Association Arbitration Rules. The fees and expenses of the arbitrators shall be borne in equal shares by the Parties. Each Party shall bear the fees and expenses of its legal representation in the arbitration. The arbitral tribunal shall not reallocate either the fees and expenses of the arbitrators or of the Parties’ legal representation. The arbitration shall be held in New York, New York, USA, which shall be the seat of the arbitration. The language of the arbitration shall be English.
12.4
Injunctive Relief. Notwithstanding anything herein to the contrary, a Party may seek an injunction or other injunctive relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis. For the avoidance of doubt, if either Party (a) discloses Confidential Information of the other Party other than as permitted under Article 8, (b) uses (in the case of the Company) the BMS Compound or BMS Technology or (in the case of BMS) either or both of the Company Compounds or Company Technology in any manner other than as expressly permitted under this Agreement or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of either or both of the Company Compounds (by the Company) or the BMS Compound (by BMS), the other Party shall have the right to seek an injunction or other equitable relief precluding the other Party from continuing its activities related to the Combined Therapy Study without waiting for the conclusion of the dispute resolution procedures under Section 12.3.

12.5
Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties.
12.6
Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For the Company: BioAtla, Inc.

11085 Torreyana Road

San Diego, California 92121

Attention: Chief Executive Officer

With a copy to: Orrick Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street, N.W.

Washington, D.C. 20005-1706

United States

Attn: David E. Schulman

For BMS: Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ 08543-4000

Attention: Vice President, Business Development, Oncology

With a copy to: Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ 08543-4000

Attention: Senior Vice President & Associate General Counsel, Transactions

Any such communication shall be deemed to have been received when delivered. It is understood and agreed that this Section 12.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

12.7
No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
12.8
No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

12.9
Independent Contractors. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.
12.10
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent (a) to an Affiliate, (b) to a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (c) to a Third Party that acquires all the rights to either or both of the Company Compounds, in the case of the Company, or the BMS Compound, in the case of BMS. Any permitted successor or assignee of rights or obligations pursuant to clause (b) or (c) above shall, in a writing to the other Party, expressly assume performance of such rights or obligations. Any assignment or attempted assignment by any Party in violation of the terms of this Section 12.10 shall be null and void and of no legal effect.
12.11
Change of Control. The rights to Patent Rights and other Technology Controlled by a Third Party which participates in a Change of Control involving a Party, which rights to such Patent Rights or other Technology were Controlled by such Third Party immediately prior to such Change of Control, shall be automatically excluded from this Agreement.
12.12
Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
12.13
Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature. The Parties (a) are agreeing that each may use electronic signatures, and (b) by doing so agree to being subject to the provisions of the U.S. E-SIGN Act (i.e., the Electronic Signatures in Global and National Commerce Act (enacted June 30, 2000 and codified at 15 U.S.C. § 7001 et seq.)).
12.14
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
12.15
Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.
12.16
No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.
12.17
Other Clinical Trials; Non-Exclusive Relationship
(a)
Except for the Combined Therapy Studies, each clinical trial for the BMS Compound and the Company Compounds, alone or in combination with other pharmaceutical agents, is independently conducted and shall not be subject to this Agreement.

(b)
Subject to and without limiting the other terms and conditions of this Agreement, nothing in the Agreement shall prohibit [***].
12.18
Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Exhibit or Schedule to, this Agreement and all subsections thereof, unless another agreement is specified, (b) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto, (c) words in the singular or plural form include the plural and singular form, respectively, (d) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation,” (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement, and (f) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or.” No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Bristol-Myers Squibb Company BioAtla, Inc.

By:	/s/ Jonathan Cheng	By:	/s/ Scott A. Smith
Name:	Jonathan Cheng	Name:	Scott A. Smith
Title:	SVP & Head of Oncology Department	Title:	President

Exhibit Index

Exhibit A: Study Plan for the Initial Studies

Exhibit B: Initial Press Release

Exhibit C: Form of Study Plan

Schedule 2.1(c) Study Site Territories

EXHIBIT A

STUDY PLAN FOR THE INITIAL STUDIES

[***]

EXHIBIT B

INITIAL PRESS RELEASE
[***]

EXHIBIT C

FORM OF STUDY PLAN

[***]

SCHEDULE 2.1(c)

STUDY SITE TERRITORIES

[***]